Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
SUPERIOR OFFSHORE INTERNATIONAL, INC.
OFI ACQUISITION LLC
OCEAN FLOW INTERNATIONAL, L.L.C.
and
KARL WINTER

(continued)

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(continued)

-ii-

(continued)

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(continued)

		Page

Section 14.5	Entire Agreement	50
Section 14.6	Governing Law	50
Section 14.7	Expenses	50
Section 14.8	Attorneys Fees	50
Section 14.9	Binding Effect; No Third Party Beneficiaries	51
Section 14.10	Counterparts	51
Section 14.11	Forum Selection and Consent to Jurisdiction	51
Section 14.12	Time	51

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Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Restricted Stock Agreement
Exhibit D	Accredited Investor Certificate
Schedules

3.2(e)	Key Employees and Restricted Stock Awards
4.2(e)	Financial Statements
4.2(h)	Bank Accounts
4.2(j)	Contracts
4.2(k)(ii)	Tax Matters
4.2(m)(ii)	Leased Real Property
4.2(n)	Company Intellectual Property
4.2(q)	Permits
4.2(r)(i)	Employees
4.2(r)(ii)	Independent Contractors and Consultants
4.2(t)(i)	Benefit Plans
4.2(u)	Insurance
4.2(v)(i)	Transactions with Affiliates
5.2	Parent’s Corporate Approvals
5.3	Parent’s Conflicts and Consents
6.4	Confidentiality Agreements

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AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”), dated as of October 18, 2007, is by and among Superior Offshore International, Inc., a Delaware corporation (“Parent”), OFI Acquisition LLC, a Texas limited liability company (“Merger Sub”), Ocean Flow International, L.L.C., a Texas limited liability company (the “Company”), and Karl Winter, an individual resident of the State of Texas (“Seller”).
RECITALS
     WHEREAS, it is proposed that Parent acquire the Company pursuant to a merger of Merger Sub with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”), and that Seller’s 100% Membership Interest in the Company be immediately canceled and converted into shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”), on the terms and subject to the conditions set forth herein; and
     WHEREAS, Seller, in his capacity as the sole manager and sole member of the Company, has (i) approved this Agreement and the transactions contemplated hereby, including the Merger, and (ii) approved the “plan of merger” set forth in this Agreement, in each case in accordance with the Texas Limited Liability Company Act (the “TLLCA”); and
     WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has (i) approved this Agreement and the transactions contemplated hereby, including the Merger, and (ii) approved the “plan of merger” set forth in this Agreement, in each case in accordance with the Texas Limited Liability Company Law (the “TLLCL”);
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. As used in this Agreement, the terms set forth below shall have the following respective meanings unless the context clearly requires otherwise:
     “Affiliate” means, with respect to a person, another person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such person. In addition, in the case of a person who is a natural person, the term Affiliate shall also include all members of such person’s Immediate Family and any relative who has the same primary residence as such person.
     “Agreement” has the meaning set forth in the Preamble of this Agreement.
     “Articles of Merger” has the meaning set forth in Section 2.1(a).

     “Average Closing Price” means, with respect to a particular date of determination, the average of the closing prices for a share of Parent Common Stock on the NASDAQ Global Market (“NASDAQ”) (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Parent) for the twenty trading days immediately preceding, but not including, the date two days prior to such date.
     “Balance Sheet” has the meaning set forth in Section 4.2(e).
     “Balance Sheet Date” has the meaning set forth in Section 4.2(e).
     “Business” has the meaning set forth in Section 4.2(l)(ii).
     “Capital Stock” means (i) with respect to a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of equity or ownership interests in such corporation, (ii) with respect to any other entity, any and all partnership, limited partnership, limited liability company or other equity or ownership interests of such entity however denominated and (iii) any right or security convertible into or exercisable or exchangeable for any of the foregoing.
     “Claim” means any suit, demand, claim or action of any type, however styled.
     “Claim Notice” has the meaning set forth in Section 13.2(a).
     “Closing” has the meaning set forth in Section 3.1.
     “Closing Date” has the meaning set forth in Section 3.1.
     “Closing Shares” has the meaning set forth in Section 2.3.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commonly Controlled Entity” means any corporation, trade, business or entity under common control with the Company (but not including the Company) within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.
     “Company” has the meaning set forth in the Preamble of this Agreement.
     “Company Confidential Information” has the meaning set forth in Section 6.3.
     “Company Employee Benefit Plan” means each Employee Benefit Plan that is sponsored, maintained, or contributed to by the Company or any Commonly Controlled Entity for the benefit of the employees, former employees, independent contractors or agents of the Company or its subsidiaries at any time within six years prior to the Closing Date.
     “Company Intellectual Property” means all Intellectual Property used, held for use, or required for use in the conduct of the Business and owned by, licensed to, or otherwise used by the Company or Seller (excluding any proprietary rights, ownership rights or other interests of any clients or customers of the Company to any plans, prints, technical drawings, procedures or other items designed, fabricated or produced by the Company for such clients and customers).
     “Company Personal Property” has the meaning set forth in Section 4.2(l)(i).
     “Competing Transaction” has the meaning set forth in Section 6.5.
     “Confidential Information” has the meaning set forth in Section 7.1.
     “Contract” means any written or oral contract, agreement, indenture, note, bond, loan, lease, conditional sale contract, mortgage or insurance policy.
     “Control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.
     “Controlled Entity Employee Benefit Plan” means each Employee Benefit Plan (other than the Company Employee Benefit Plans) that is sponsored, maintained, or contributed to by any Commonly Controlled Entity, or has been so sponsored, maintained, or contributed to by any Commonly Controlled Entity at any time within six years prior to the Closing Date.
     “Court” means (i) any court established and functioning under the Laws of any nation or state, or any political subdivision thereof, including the United States of America, Canada, any state of the United States of America and any province of Canada and (ii) any arbitrator, arbitration panel or similar body.
     “Damages” has the meaning set forth in Section 13.1.
     “Effective Time” has the meaning set forth in Section 2.1(a).
     “Employment Agreement” has the meaning set forth in Section 3.2(d).
     “Employee Benefit Plan” means (i) each employee benefit plan within the meaning of Section 3(3) of ERISA and (ii) each personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, workers’ compensation program, vacation policy, voluntary employees’ beneficiary association, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and any other employee benefit plan, agreement, arrangement, program, practice, or understanding.
     “Environmental Laws” means any and all Laws and Orders, all common law theories (at law or in equity) and all notices and other binding agreements issued, promulgated or entered into by any Governmental Authority, relating to pollution, preservation, remediation or protection of health, safety or the environment, the preservation or reclamation of natural resources, or to the management, Release or threatened Release of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Federal Water

Pollution Control Act, as amended by the Clean Water Act of 1977, the Clean Air Act of 1970, as amended, the Toxic Substances Control Act of 1976, as amended, the Occupational Safety and Health Act of 1970, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, as amended, the Safe Drinking Water Act of 1974, as amended, the Hazardous Materials Transportation Act, as amended, and any similar or implementing state or local Laws and all amendments or regulations promulgated thereunder.
     “Environmental Permits” means any Permit required under Environmental Laws.
     “Environmental Reports” has the meaning set forth in Section 4.2(w)(viii).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Agent” has the meaning set forth in Section 2.3.
     “Escrow Agreement” has the meaning set forth in Section 2.3.
     “Escrow Shares” has the meaning set forth in Section 2.2.
     “Exchange Act” means the Securities and Exchange Act of 1934, as amended.
     “Financial Statements” has the meaning set forth in Section 4.2(e).
     “GAAP” means generally accepted accounting principles in the United States of America.
     “Governmental Authority” means any government of, or any authority, agency, regulatory body, commission, official, or other instrumentality of any government of, the United States of America or Canada or any other foreign country, or any domestic or foreign state, province, county, city, local, or other political subdivision thereof (other than a Court).
     “GUST” has the meaning set forth in Section 4.2(t)(ii).
     “Hazardous Materials” means: (i) any chemical, material, waste, or substance at any time defined or regulated by, or forming the basis of liability under, any Environmental Law including any “hazardous waste,” “solid waste,” “extremely hazardous waste,” “hazardous material,” “hazardous substance,” “toxic substance,” “hazardous material,” “contaminant,” “pollutant” or any other comparable term or expression intended to define or classify substances by reason of properties harmful to health, safety, or the indoor or outdoor environment, (ii) any oil, petroleum hydrocarbon, petroleum product or petroleum substance (including crude oil, any petroleum fraction or any petroleum derivative substance), (iii) any drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (iv) any flammable substances or explosives, (v) any radioactive materials, polychlorinated biphenyls, asbestos-containing materials, radon, or urea formaldehyde foam insulation, (vi) pesticides and (vii) any other chemical, material, waste, substance, or noxious odor, exposure to which is prohibited or regulated under Environmental Laws.

     “Immediate Family” means a person’s spouse, parents, siblings, children, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law.
     “Indemnified Party” has the meaning set forth in Section 13.1.
     “Indemnifying Party” has the meaning set forth in Section 13.1.
     “Indemnity Notice” has the meaning set forth in Section 13.2(b).
     “Intellectual Property” means all of the following as they exist in all jurisdictions throughout the world, in each case, and further including all rights of priority thereto and rights to sue thereon:
     (i) patents, patent applications, and other patent or industrial property rights (including any divisions, continuations, continuations-in-part, substitutions, re-examinations or reissues thereof, whether or not patents are eventually issued on any such applications, and whether or not any such applications are in interference or opposition proceedings, or are modified, withdrawn or resubmitted);
     (ii) trademarks, service marks, trade dress, trade names, brand names, designs, logos or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof and all goodwill associated therewith and symbolized thereby;
     (iii) copyrights and mask works, registrations therefor and applications for registration thereof;
     (iv) trade secrets, designs, layouts, software, electronic files, research, processes, procedures, techniques, methods, confidential information, shop rights, know-how, data, works made for hire by others, inventions, works of authorship (whether published or unpublished) and other proprietary and intangible rights (whether or not patentable or subject to copyright, mask work, or trade secret protection);
     (v) domain names (including registrations and reservations thereof and rights of priority thereto), URLs and web site content (regardless of form, to the extent not included elsewhere in this definition of Intellectual Property); and
     (vi) rights of privacy, performance rights, rights of publicity, rights of attribution and integrity and other moral rights.
     “IRS” means the Internal Revenue Service.
     “Key Employees” has the meaning set forth in Section 3.2(e).
     “Knowledge” means, with respect to a person, the knowledge, after due inquiry of a reasonable person in a similar position (which due inquiry includes the obligation to ask questions regarding such matter to the persons who are reasonably likely to have knowledge of such matter), of such person.

     “Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, treaty or interpretive or advisory opinion of a Governmental Authority.
     “Leased Real Property” has the meaning set forth in Section 4.2(m)(ii).
     “Legal Proceeding” means any judicial, administrative or arbitral action, hearing, charge, complaint, suit or proceeding (public or private) by or before any Court or Governmental Authority.
     “Lien” means any lien, claim, encumbrance, security interest, mortgage, deed of trust, option, charge or restriction of any kind.
     “Material Adverse Effect” means an event, change or occurrence that has or could reasonably be expected to have (i) a material adverse effect on the business, condition (financial or otherwise), prospects, properties or results of operations of the Company or (ii) a material adverse effect on the ability of Seller or the Company to consummate the transactions contemplated hereby in accordance with the terms.
     “Material Contract” means, with respect to any person, (i) any Contract to which such person is a party or by which such person is in any way bound as to which the remaining benefit to, or obligation of, such person under any such Contract (a) in any case in which the benefit or obligation can be reasonably reduced to monetary terms, equals or exceeds $10,000 or (b) in any case in which it cannot reasonably be reduced to monetary terms, is material to such person or (ii) any of the following types of Contracts to which such person is a party or by which such person is in any way bound:
               (i) any Contract under which indebtedness for borrowed money or the deferred purchase price of property or services is outstanding;
               (ii) any Contract that constitutes a lease, whether operating or capital;
               (iii) any Contract that constitutes a guaranty or other agreement of suretyship;
               (iv) except for those Contracts entered into in the ordinary course of business, any Contract containing an agreement of indemnification;
               (v) any Contract that includes any covenant or agreement of such person that purports to restrict the business activity of such person or limit the freedom of any such person to compete with any other person;
               (vi) any joint venture, partnership, investment or other Contract (A) involving a sharing of profits or losses relating to all or any portion of the business of such person or (B) requiring any such person to invest funds in or make loans to, or purchase any securities of, another person, venture or other business enterprise;

               (vii) any Contract in which such person has granted to a third person a right of first refusal to acquire assets;
               (viii) any Contract providing for commissions, fees or royalties or other payments by or to a person based on sales, purchases or profits, other than direct payments for goods, materials, supplies or services;
               (ix) any Contract relating to the acquisition, development, co-development, licensing, sublicensing or use of software, firmware or Intellectual Property (other than “off the shelf” and similar software program licenses that provide for the payment of a license fee of less than $5,000 per year);
               (x) any Contract relating to or providing for the creation of a Lien on any assets of such person; and
               (xi) any Employee Benefit Plan and any other employment, severance, compensation or similar Contract and any Contract for management, consulting or other similar services.
     “Membership Interest” means an interest representing all of a member’s ownership rights in a limited liability company, including a member’s voting, management and economic rights therein.
     “Merger” has the meaning set forth in the Recitals of this Agreement.
     “Merger Sub” has the meaning set forth in the Preamble of this Agreement.
     “Order” means any order, judgment, injunction, ruling or decree of any Court or Governmental Authority.
     “Organizational Documents” means (i) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof, or any comparable governing instruments, together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (ii) with respect to a limited liability company, the certificate of formation or articles of organization and the operating agreement, limited liability company agreement or regulations of the limited liability company, or any comparable governing instruments, each as amended, (iii) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended and (iv) with respect to any other person the organizational, constituent and/or governing documents and/or instruments of such person.
     “Parent” has the meaning set forth in the Preamble of this Agreement.
     “Parent Common Stock” has the meaning set forth in the Recitals of this Agreement.
     “Permit” means any permit, license, certificate, variance, exemption, approval, franchise, registration or authorization.

     “Permitted Liens” means (i) Liens that are caused or created by Parent; (ii) Liens for Taxes not yet due or payable; (iii) mechanics’, carriers’, workers’, repairmen’s or other similar Liens attaching by operation of Law and arising or incurred in the ordinary course of business relating to liabilities that are not overdue; and (iv) Liens that arise under zoning, land use and other similar Laws, none of which, individually or in the aggregate, would have a Material Adverse Effect or materially interfere with the conduct of the business of the Company following the Closing.
     “Person” or “person” means any natural person, firm, corporation, partnership, limited liability company, trust, joint venture, association, or other organization which has a legal existence under the Laws of its jurisdiction of formation which is separate from its owner or owners and any Governmental Authority or Court.
     “Pre-Closing Tax” has the meaning set forth in Section 9.2.
     “Proceeding” has the meaning set forth in Section 9.5.
     “Qualified Employee Benefit Plan” has the meaning set forth in Section 4.2(t)(ii).
     “Records” has the meaning set forth in Section 6.1.
     “Release” means any actual or threatened spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration of any Hazardous Materials in, into, onto, or through the environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata, building, workplace, or structure).
     “Representatives” has the meaning set forth in Section 6.1.
     “Restricted Stock Agreements” has the meaning set forth in Section 3.2(e).
     “SEC” has the meaning set forth in Section 5.5 of this Agreement
     “SEC Documents” has the meaning set forth in Section 5.5.
     “Securities Act” has the meaning set forth in Section 4.1(f).
     “Seller” has the meanings set forth in the Preamble of this Agreement.
     “Seller Disclosure Schedules” has the meaning set forth in Section 6.10.
     “Survival Periods” has the meaning set forth in Section 13.4.
     “Tax” or “Taxes” means any unclaimed property and escheat obligations, taxes, assessments, fees and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, real property (including assessments, fees or other charges imposed by any Governmental Authority that are based on the use or ownership of real property), value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including any item for which liability arises by contract or as a transferee or successor.
     “Tax Items” has the meaning set forth in Section 4.2(k)(i).
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax or is charged with the collection of such Tax, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
     “Third Party Claim” has the meaning set forth in Section 13.2(a).
     “TLLCA” has the meaning set forth in the Recitals of this Agreement.
     “TLLCL” has the meaning set forth in the Recitals of this Agreement.
     “Transaction Documents” means this Agreement, the Articles of Merger, the Escrow Agreement, the Employment Agreement and the Restricted Stock Agreements.
     “Transfer” has the meaning set forth in Section 8.3.
     “Treasury Regulations” has the meaning set forth in Section 4.2(k)(x).
     Section 1.2 Rules of Interpretation. The following provisions shall be applied wherever appropriate herein:
          (a) “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;
          (b) “including” means “including without limitation” and is a term of illustration and not of limitation;
          (c) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;
          (d) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;
          (e) this Agreement and the other Transaction Documents have been jointly prepared by the parties hereto and thereto, and neither this Agreement nor any other agreement,

document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any Person as the principal draftsperson hereof or thereof;
          (f) the section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;
          (g) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise expressly stated herein;
          (h) the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement; and
          (i) unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis.
ARTICLE II
THE MERGER
     Section 2.1 The Merger.
          (a) On the Closing Date, the Company and Merger Sub shall file with the Secretary of State of the State of Texas an instrument satisfying the applicable requirements of articles of merger under the TLLCA and a certificate of merger under the TLLCL (the “Articles of Merger”) and make all other filings or recordings required by the TLLCA or the TLLCL in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as is specified in the Articles of Merger.
          (b) At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the TLLCA and the TLLCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the sole surviving entity (the “Surviving Company”). From and after the Effective Time, the Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the TLLCA and the TLLCL.
     Section 2.2 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:
          (a) Seller’s 100% Membership Interest in the Company shall be converted into and become 1,283,587 shares of Parent Common Stock (the “Merger Consideration”); and
          (b) Parent’s 100% Membership Interest in Merger Sub shall be converted into and become a 100% Membership Interest in the Surviving Company and shall constitute the only outstanding Membership Interests of the Surviving Company.

     Section 2.3 The Merger Consideration and the Escrow Agreement.
          (a) Merger Consideration. The Merger Consideration shall consist of 1,283,587 shares of Parent Common Stock, of which (i) 962,690 shares (the “Closing Shares”) shall be delivered to Seller at the Closing and (ii) 320,897 shares (the “Escrow Shares”) shall be deposited with Wells Fargo Bank, National Association (the “Escrow Agent”), in escrow pursuant to the terms and conditions of an escrow agreement, substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”).
          (b) Escrow Agreement. The Escrow Shares shall be held in escrow for a period of two years following the Closing for the satisfaction of Seller’s indemnification obligations to Parent pursuant to Article XIII. Any Escrow Shares remaining under the Escrow Agreement shall be delivered to the Seller on the second anniversary of the Closing unless the Escrow Agent shall have received notice from Parent of any pending indemnification claim, in which event such remaining Escrow Shares shall be delivered only in accordance with joint written instructions from Parent and Seller or an award of a Court of competent jurisdiction.
     Section 2.4 The Surviving Company.
          (a) Organizational Documents. The articles of organization of the Company shall be amended at the Effective Time as set forth in the Certificate of Merger and, as so amended, shall be the articles of organization of the Surviving Company until amended in accordance with applicable Law. The regulations of the Company shall be amended at the Effective Time in such manner as may be approved by Parent in its sole discretion and, as so amended, shall be the regulations of the Surviving Company until amended in accordance with applicable Law.
          (b) Managers and Officers. At the Effective Time, the manager and each of the officers of the Company shall immediately be removed from office. From and after the Effective Time, the Surviving Company shall be managed by Parent as the sole member in accordance with the amended Organizational Documents of the Company and the officers of the Surviving Company shall be those specified or elected in accordance with the amended Organizational Documents of the Company.
ARTICLE III
CLOSING
     Section 3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Bracewell & Giuliani LLP, 711 Louisiana Street, Suite 2300, Houston, Texas, at 10:00 a.m. on October 26, 2007 or such other time and date as the parties may agree. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date.”
     Section 3.2 Deliveries by Parent to Seller. At the Closing, Parent shall deliver or cause to be delivered:
          (a) to Seller, a duly executed stock certificate representing the Closing Shares, which certificate shall bear the restrictive legend set forth in Section 8.4;

          (b) to Seller, a duly executed counterpart to the Escrow Agreement, accompanied by evidence of receipt by the Escrow Agent of the Escrow Shares;
          (c) to Seller, a duly executed counterpart to the Articles of Merger;
          (d) to Seller, a duly executed counterpart to an employment agreement among Parent, the Surviving Company and Seller, substantially in the form attached hereto as Exhibit B (the “Employment Agreement”);
          (e) to the employees of the Company identified on Schedule 3.2(e) (the “Key Employees”), duly executed counterparts to restricted stock agreements between the Company and such Key Employee substantially in the form attached hereto as Exhibit C (the “Restricted Stock Agreements”), which Restricted Stock Agreements grant each Key Employee the number of shares of restricted Parent Common Stock set forth opposite his or her name on Schedule 3.2(e);
          (f) to the Escrow Agent, a duly executed stock certificate representing the Escrow Shares, which certificate shall bear the restrictive legend set forth in Section 8.4; and
          (g) to the Seller, the officer’s certificate referenced in Section 11.1.
     Section 3.3 Deliveries by Seller to Parent. At the Closing, Seller shall deliver or cause to be delivered to Parent:
          (a) a duly executed counterpart to the Escrow Agreement;
          (b) a duly executed counterpart to the Articles of Merger;
          (c) a duly executed counterpart to the Employment Agreement;
          (d) duly executed counterparts of each Key Employee to the applicable Restricted Stock Agreement;
          (e) a certificate of non-foreign status of Seller which meets the requirements of Treasury Regulation Section 1.1445-2(b)(2); and
          (f) the certificate of Seller referenced in Section 10.1.
          (g) all other documents, instruments and writings required to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise reasonably requested by Parent or Merger Sub in connection herewith.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
AS TO SELLER AND THE COMPANY
     Section 4.1 Representations and Warranties as to Seller. Seller, in recognition that Parent and Merger Sub are relying hereon as a material inducement to entering into this Agreement and performing their obligations hereunder, hereby represents and warrants to Parent and Merger Sub as follows as of the date hereof and as of the Closing Date:
          (a) Authorization; Enforceability. Seller has full right, power, legal capacity and authority to enter into and perform his obligations under this Agreement and the other Transaction Documents to which he is a party and to consummate the transactions contemplated hereby and thereby. This Agreement, each of the other Transaction Documents and each of the other instruments, certificates and documents executed and delivered or to be executed and delivered by Seller in connection with this Agreement have been duly executed and delivered or will, at Closing, be duly executed and delivered by Seller and constitute or will, upon the execution and delivery thereof, constitute valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
          (b) No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which he is a party do not, and the consummation by Seller of the transactions contemplated hereby and thereby will not, conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any provision of (i) the Organizational Documents of the Company, (ii) any Contract or other commitment, agreement or arrangement to which Seller is a party or by which his properties or assets are bound or (iii) any Permit, Order or Law applicable to Seller or any of his properties or assets. No Permit of, or registration, declaration or filing with, any Governmental Authority or any other person is required to be obtained or made by or with respect to Seller or any of his Affiliates in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.
          (c) Litigation; Orders. There are no Orders or Legal Proceedings, whether completed, pending or, to the Knowledge of Seller, threatened, that question the validity of this Agreement or any action taken or to be taken by Seller in connection with, or which seek to enjoin or to obtain monetary damages in respect of, this Agreement or the consummation by Seller of the transactions contemplated hereby or which otherwise threaten Seller’s ability to consummate the transactions contemplated hereby.
          (d) Title to Company Securities. Seller owns beneficially and of record a 100% Membership Interest of the Company, free and clear of all Liens, other than the restrictions applicable to the Membership Interests of the Company under the Securities Act.

Such Membership Interest is not subject to any voting trust agreement or other Contract, including any Contract or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Membership Interests of the Company.
          (e) Fees. Neither Seller nor the Company has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which Parent, Merger Sub or the Company shall have any liability or responsibility.
          (f) Private Offering of Membership Interests. None of Seller, his Affiliates, nor anyone acting on their behalf has issued, sold or offered any security of the Company to any person under circumstances that would cause the sale of the Membership Interests of the Company, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).
          (g) Investment Representations.
               (i) Seller understands that the offering and sale of the Parent Common Stock making up the Merger Consideration pursuant to this Agreement has not been registered under the Securities Act and will be issued by Parent pursuant to an exemption from the registration requirements of the Securities Act. Seller further understands that the shares of Parent Common Stock will be characterized as “restricted securities” under the Securities Act and may be resold without registration under the Securities Act only in limited circumstances. In connection with the foregoing, Seller is familiar with Rule 144 under the Securities Act and understands the resale limitations imposed thereby on the Parent Common Stock.
               (ii) Seller is an “accredited investor” (as defined in Regulation D under the Securities Act) and has truthfully and accurately completed the certificate attached hereto as Exhibit D and delivered same to Parent as of the date of execution hereof indicating the basis on which he is representing his status as an “accredited investor.”
               (iii) Seller is acquiring the Parent Common Stock making up the Merger Consideration for his own account, for investment and not with a view to the public resale or distribution thereof in violation of any securities Law.
               (iv) Seller (A) has been furnished with or has had full access to all of the information that he considers necessary or appropriate to make an informed investment decision with respect to the Parent Common Stock making up the Merger Consideration and that he has requested from Parent, (B) has had an opportunity to discuss with management of Parent the intended business and financial affairs of Parent and to obtain information (to the extent Parent possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to him or to which he had access, (C) can bear the economic risk of (i) an investment in the Parent Common Stock making up the Merger Consideration indefinitely and (ii) a total loss in respect of such investment and (D) has, either alone or together with his advisors, such knowledge and experience in business and financial matters so as to enable him to understand and evaluate the risks of and form an investment decision with respect to his investment in the Parent Common Stock making up the Merger Consideration and to protect his own interest in connection with such investment.
     Section 4.2 Representations and Warranties as to the Company. The Company and the Seller, in recognition that Parent and Merger Sub are relying hereon as a material inducement to entering into this Agreement and performing their obligations hereunder, hereby represent and warrant to Parent and Merger Sub as follows as of the date hereof and as of the Closing Date:
          (a) Existence; Power and Authority; Books and Records.
               (i) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has full limited liability company power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified or licensed and in good standing to do business in the State of Texas and in each other jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification or licensing necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect.
               (ii) Seller and the Company have, prior to the execution of this Agreement, delivered to Parent true and complete copies of the Organizational Documents of the Company, each as amended to date. Seller and the Company have made available to Parent true and complete copies of the minute books and membership interest transfer records of the Company. Such minute books and membership interest transfer records correctly reflect all actions taken at all meetings of, or by written consents of, the members and managers of the Company (including any committees thereof), including but not limited to actions taken at such meetings relating to the organization of the Company and the issuance of Membership Interests of the Company and options or rights to purchase Membership Interests of the Company or other securities of the Company. All organizational records of the Company (copies of which have been made available for inspection by Parent prior to the date hereof) are true and complete.
          (b) No Conflicts; Consents. The execution, delivery and performance by Seller and the Company of this Agreement and the other Transaction Documents to which Seller and/or the Company is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any provision of (i) the Organizational Documents of the Company, (ii) any Contract or other commitment, agreement or arrangement to which the Company is a party or by which any of its properties or assets are bound or (iii) any Permit, Order or Law applicable to the Company or its properties or assets. Other than the filing of the Articles of Merger with the Secretary of State of the State of Texas, no Permit of, or registration, declaration or filing with, any Governmental Authority or any other person is required to be obtained or made by or with respect to the Company or its Affiliates in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby. Neither the execution, delivery and performance by Seller and the Company of this Agreement and the other Transaction Documents to which Seller and/or the Company is a party nor the retention or termination of any employee in connection with such transactions, will trigger, result in or give rise to any change of control, retention or severance payments or benefits, or other payments, benefits or other rights to or in respect of any employee, consultant, contractor, Affiliate, customer, supplier or other Person, and neither Seller, the Company or any of their respective Affiliates have promised or suggested the possibility of any such payments, benefits or other rights to any Person.
          (c) Capitalization of the Company. The authorized capital of the Company consists of a 100% Membership Interest owned beneficially and of record by Seller. Such Membership Interest has been duly authorized, has been issued in accordance with the terms of the Organizational Documents of the Company, is fully paid and non-assessable, is uncertificated and represents the only outstanding Membership Interest of the Company. The Membership Interests of the Company have the rights, privileges and preferences stated in the Organizational Documents of the Company. Except for the Membership Interests of the Company, the Company has no other authorized or outstanding limited liability company interests or other securities. The Membership Interests of the Company have not been issued in violation of, and are not subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of (i) applicable Law, (ii) the Organizational Documents of the Company or (iii) any Contract to which Seller or the Company is subject, bound or a party or otherwise. There are no outstanding warrants, options, rights, “phantom” rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which Seller or the Company is obligated to issue, sell, purchase, return or redeem or cause the Company to issue, sell, purchase, return or redeem any of the Membership Interests of the Company or other limited liability company interests or other securities of the Company. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which members of the Company may vote.
          (d) Subsidiaries. The Company does not own, directly or indirectly, and has never owned, directly or indirectly, any Capital Stock or other equity interests in any other person.
          (e) Financial Statements. Schedule 4.2(e) contains true and complete copies of (i) the statement of revenues collected and expenses paid for the twelve months ended December 31, 2006 (the “Balance Sheet Date”) and (ii) statement of assets and liabilities as of the Balance Sheet Date (the “Balance Sheet” and, together with the statement of revenues collected and expenses paid referred to in clause (i), the “Financial Statements”). The Financial Statements have been prepared from the books and records of the Company and present fairly and accurately the financial condition, results of operations and cash flows of the Company.
          (f) Absence of Changes or Events. Since the Balance Sheet Date there has not been any event, change or occurrence that could reasonably be expected to have a Material Adverse Effect, the Business has been conducted in the ordinary and usual course consistent with past practices and the Company (and, where applicable, the Seller) has not taken any of the actions or engaged in any of the conduct that is proscribed during the period from the date of this Agreement to the Closing Date by Section 6.2.
          (g) Accounts Receivable. All customer accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business and are collectible in the normal course of the Business. The Company has good and marketable title to its accounts receivable, free and clear of all Liens. The Company’s accounts receivable that have been billed and are less than 60 days old constitute no less than $1,146.892.
          (h) Bank Accounts. Schedule 4.2(h) sets forth (i) the name of each financial institution with which the Company has borrowing or investment agreements, deposit or checking accounts or safe deposit boxes, (ii) the types of those arrangements and accounts, including the names in which the accounts or boxes are held, the account or box numbers and the name of each person authorized to draw thereon or have access thereto, and (iii) the account balance of each such account as of a recent date. The Company’s cash on hand and located in the bank accounts identified in Schedule 4.2(h) constitute no less than $33,372.24.
          (i) Customers and Suppliers. The relationships of the Company with its customers, suppliers, dealers and employees are satisfactory, and no unresolved disputes, other than immaterial disputes occurring in the ordinary course of business, with any of such customers, suppliers, dealers and employees exist. Since January 1, 2006, no material customer, supplier or dealer has terminated, cancelled, limited or notified the Company or Seller of its intent to terminate, cancel or materially limit its relationship with the Company. To the Knowledge of Seller and the Company, no customers, suppliers or dealers of the Company with which the Company has an ongoing relationship intend to cease purchasing from, selling to, renting from, or dealing with the Company, and, to the Knowledge of Seller and the Company, no such customer, supplier or dealer intends to materially alter in any respect the amount of such purchases, sales, rentals or the extent of dealings with the Company or to materially alter in any respect such purchases, sales, rentals or dealings in the event of the consummation of the transactions contemplated hereby.
          (j) Contracts. Except as set forth in Schedule 4.2(j), (i) the Company is not a party to or bound by any Material Contract, (ii) all Material Contracts to which the Company is a party or is otherwise bound are valid, binding and in full force and effect and are enforceable by the Company in accordance with their respective terms, (iii) and the Company has performed all obligations required to be performed by it to date under each Material Contract, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, and Seller nor the Company has received notice or has Knowledge that any counterparty to a Material Contract is alleging that the Company is in breach or default under any Material Contract, (iv) to the Knowledge of Seller and the Company, no counterparty to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and (v) a true and correct copy of each Material Contract has been delivered to Parent. Except as set forth on Schedule 4.2(j), neither Seller nor any Affiliate of the Company or Seller is a party to or bound by any Material Contract used in or related to the operation of the Business.

          (k) Tax Matters.
               (i) (A) All Tax Returns required to be filed by or with respect to the Company have been duly and timely filed, (B) all items of income, gain, loss, deduction and credit or other items (“Tax Items”) required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return are true, correct and complete, (C) all Taxes owed by the Company (whether or not shown on any Tax Return) which are or have become due have been timely paid in full, (D) no assessment, penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, (E) all Tax withholding and deposit requirements imposed on or with respect to the Company have been satisfied in full in all respects, (F) there are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax and (G) all of the assets of the Company have been properly listed and described on the property tax rolls for all periods prior to and including the Closing Date, and no portion of such assets constitutes omitted property for property Tax purposes.
               (ii) Schedule 4.2(k)(ii) lists all federal, state, local and foreign income Tax Returns filed with respect to the Company or any Affiliates, domestic of foreign (as applicable) for the six taxable years ending prior to the date hereof, indicates those Tax Returns that have been audited, indicates those Tax Returns that are currently the subject of audit and indicates those Tax Returns whose audits have been closed. No Tax audits or administrative or judicial proceedings are pending, being conducted or, to the Knowledge of Seller and the Company, are threatened with respect to the Company.
               (iii) There is no Claim against the Company for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened with respect to any Tax Return of or with respect to the Company.
               (iv) No Claim has ever been made by a Taxing Authority with respect to the Company in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to Taxation or required to file a Tax Return in that jurisdiction nor, to the Knowledge of Seller and the Company, has any such Claim been threatened.
               (v) There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company.
               (vi) There are no written (or unwritten) Tax allocation or sharing agreements or other arrangements affecting the Company. No payments are due or will become due by the Company pursuant to any such agreement or arrangement or any Tax indemnification agreement, and all such agreements or arrangements shall terminate immediately prior to the Closing and shall have no further force or effect.
               (vii) None of the property of the Company is held in an arrangement that could be classified as a partnership for Tax purposes, and the Company does not own any interest in any controlled foreign corporation (as defined in former Section 957 of the Code), former foreign personal holding company (as defined in Section 552 of the Code), passive foreign investment company (as defined in Section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of the Company.
               (viii) None of the property of the Company is “tax-exempt use property” (within the meaning of Section 168(h) of the Code) or “tax-exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code).
               (ix) The Company will not be required to include any amount in income for any taxable period beginning on or after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any similar provision of another Law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; (D) application of the completed contract, long-term contract, or cash methods of accounting; or (E) prepaid amount received on or prior to the Closing Date.
               (x) The Company has not been a member of an affiliated, consolidated, combined or unitary group and has no liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations promulgated under the Code (the “Treasury Regulations”) (or any similar provision of another Law), as a transferee or successor, by contract or otherwise.
               (xi) Neither the Company nor Seller has engaged in a transaction that would be reportable by or with respect to the Company pursuant to Sections 6011, 6111, or 6112 of the Code, the Treasury Regulations, or any predecessors thereto.
               (xii) The Company has properly and in a timely manner documented its transfer pricing methodology in compliance with Section 6662(e) (and any related sections) of the Code and the Treasury Regulations promulgated thereunder and any similar provision of another Law.
               (xiii) Neither the Company nor Seller is subject to any assessment or penalty pursuant to Section 6672 of the Code related to failure to collect and pay over Tax, or attempt to evade or defeat Tax nor taken positions on any Tax Return that may give rise to a Section 6672 assessment, penalty or interest.
               (xiv) None of the transactions contemplated by this Agreement will result in any Tax liability or the recognition of any item of income or gain to the Company.
               (xv) The Company has not entered into any agreement or arrangement with any Taxing Authority that requires the Company to take any action or to refrain from taking any action.
               (xvi) The Company has not distributed the stock of another person, or had its stock distributed by another person, in a transaction that purported or was intended to be governed in whole or in part by Sections 355 or 361 of the Code.

               (xvii) The Company is not a party to any agreement, Contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (A) any “excess parachute payment” within the meaning of Code Section 280G (or any similar provision of another Law) and (B) any amount that will not be fully deductible as a result of Code Section 162(m) (or any similar provision of another Law). The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.
               (xviii) The Company operates at least one historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation 1.368-1(d); and immediately following the Closing and the Merger, the Company will hold “substantially all of its properties” within the meaning of Section 368(a)(2)(E) of the Code (that is, at least 90% of the fair market value of the net assets and at least 70% of the gross assets held by the Company immediately prior to the Closing). For purposes of the preceding sentence, amounts paid by the Company to dissenters, amounts paid by the Company to shareholders who receive cash or other property and the Company assets used to pay its reorganization expenses and all redemptions and distributions (except for normal dividends) made by the Company immediately preceding the Closing, pursuant to this Agreement or otherwise as part of the plan of Merger provided for herein, will be included as assets of the Company held immediately prior to the Merger.
          (l) Personal Property.
               (i) The Company has good and valid title to all non-real property assets used in the Business or located on its premises, except those sold or otherwise disposed of prior to Closing in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all Liens. The Company has valid and enforceable leasehold interests in all such assets that are leased by the Company. The assets described in this Section 4.2(l) are referred to herein as the “Company Personal Property.”
               (ii) All Company Personal Property has, as applicable, been installed, operated and maintained in accordance with accepted industry practice, conforms in all material respects with all requirements of Law, is suitable for the purposes for which it has been and is being employed in the operation of the business of the Company (the “Business”) as presently conducted, consistent with past practice. The Company Personal Property that is necessary to the continued operation of the Business, consistent with past practice, is in good operating condition and repair, ordinary wear and tear excepted. Nothing has occurred to the Company Personal Property since the Balance Sheet Date that would have any material adverse effect on its value or its suitability for the purposes for which it has been and is being employed in the operation of the Business, ordinary wear and tear excepted. In the aggregate, the Company Personal Property provides the capacity for the Company to engage in the Business on a continuous basis (subject to maintenance and repair outages in the normal course).

          (m) Real Property.
               (i) The Company does not own and has never owned any real property.
               (ii) Schedule 4.2(m)(ii) sets forth a complete list of all real property and interests in real property currently leased by the Company or used in the Business (a “Leased Real Property”) and identifies any material leases and reciprocal easement or operating agreements relating thereto, in each case, setting forth the lessor and lessee thereof. Except as described in Schedule 4.2(m)(ii), neither the Company nor its predecessors has leased any other real property.
               (iii) The Company has good and valid title to the leasehold estates in all Leased Real Property, in each case free and clear of all Liens, except for Permitted Liens. None of the Permitted Liens, individually or in the aggregate, materially impairs or could reasonably be expected to materially impair, the continued use and operation of the Leased Real Property in the conduct of the Business as presently conducted.
               (iv) With respect to the Leased Real Property, (A) there are no pending or, to the Knowledge of Seller and the Company, threatened condemnation proceedings or other Legal Proceedings relating to any such parcel or other matters affecting adversely the current use, occupancy or value thereof, (B) the buildings and improvements located on each such parcel are located within the boundary lines of such parcel and are not in violation of applicable setback requirements, local comprehensive plan provisions, zoning or other Laws (and no such parcel or buildings or improvements thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications), Permits or other forms of approval, regulation or restrictions by any Governmental Authority, and do not encroach on any easement which may burden the land; (C) the land does not serve any adjoining property for any purpose inconsistent with the use of the land; (D) to the Knowledge of Seller and the Company, there are no Contracts granting to any party or parties other than the Company the right of use or occupancy of any such parcel, and there are no parties other than the Company in possession of any such parcel; (E) all facilities located on each such parcel are supplied with utilities and other services necessary for their ownership, operation or use, all of which services are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting each such parcel, and (F) each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the Knowledge of Seller and the Company, threatened termination of such access.
          (n) Intellectual Property.
               (i) Schedule 4.2(n) sets forth a true and complete list of all applications, registrations, or other such governmental filings, grants of rights or certifications concerning Company Intellectual Property, including, as applicable: all patents, copyright registrations, trademark registrations, domain name registrations, trade names, corporate names and unregistered trademarks and all applications for any of same. Schedule 4.2(n) sets forth a list of all jurisdictions in which any of such Company Intellectual Property is the subject of a patent, registration, certificate or other such governmental acknowledgment or grant or application therefor, together with all identifying numbers or other designations related to such patents, registrations, certificates or applications, including, as applicable, title, filing date, serial number, current owner, priority date and priority document. Schedule 4.2(n) further lists the events with deadlines affecting the good standing of any of the Company Intellectual Property (such as maintenance fees due, renewals or responses to official correspondence) within the period of 90 days following the Closing Date.
               (ii) Unless (and only to the extent) expressly stated otherwise in Schedule 4.2(n),
     (A) the Company owns (free and clear of any Liens, joint interests or licenses) the Company Intellectual Property and no such Company Intellectual Property is owned by or titled in the name of the Seller;
     (B) the Company has the unrestricted right to make, have made, use, sell, offer for sale, execute, reproduce, display, perform, modify, enhance, enforce, transfer, distribute, prepare derivative works of and sublicense, without payment or provision of consideration in any form to any other person, all Company Intellectual Property listed in Schedule 4.2(n);
     (C) the consummation of the transactions contemplated hereby will not conflict with, alter, forfeit, terminate or impair any rights included in the Company Intellectual Property; and
     (D) the Company has not previously granted to third parties any rights of any kind relating to the Company Intellectual Property listed in Schedule 4.2(n).
               (iii) The Company and Seller have taken all necessary and appropriate steps to:
     (A) ensure that all patents, copyright registrations, trademark registrations, domain name registrations and other registrations and grants of rights included in the Company Intellectual Property (including recordings thereof and pending applications in respect thereof) have been actively maintained and are in good standing as of the Closing Date, and that all requirements and all fees, annuities or other payments which are due as of the consummation of this transaction for any patent, registration, certificate or other such governmental acknowledgment or grant or application therefor have been met or paid, and that the Company is the recorded owner of all such Company Intellectual Property;
     (B) safeguard and maintain the secrecy of Company Confidential Information and know how of the Company;
     (C) ensure that the Company has collectively acquired ownership of all inventions, patents, copyrights and other Company

Intellectual Property developed for the Company by its employees, consultants and contractors; and
     (D) in cases where any of the Company Intellectual Property was co-developed, co-invented, co-authored or otherwise created in collaboration with any third party, ensure that all right, title and interest in such co-developed Company Intellectual Property has been caused to vest permanently and exclusively in the Company upon creation thereof, or else ensure that such third party has irrevocably assigned in writing all of its right, title and interest in such co-developed Company Intellectual Property to the Company.
               (iv) Except as set forth in Schedule 4.2(n), with respect to the Company Intellectual Property and the conduct of the Business,
     (A) no claims are pending or, to the Knowledge of Seller and the Company, threatened against the Company or Seller by any person (1) with respect to the ownership, validity, enforceability, infringement, effectiveness or use of the Company Intellectual Property, or (2) that allege that the conduct of the Business infringes, dilutes, disparages, misappropriates or contributes to or induces the infringement of any patent claim, copyright, trademark, trade dress, trade secret or other intellectual property rights of any third party in either the United States or any foreign country;
     (B) neither the Company nor Seller has received any communications alleging that the Company or the conduct of the Business has violated any rights relating to Intellectual Property or the rights of any person, and neither the Company nor Seller is aware of any basis for any such claim;
     (C) the manufacture, use, sale, offering for sale, copying, and preparing of derivative works of the Company Intellectual Property and the conduct of the Business does not and will not infringe on, misappropriate, or induce or contribute to the infringement of any copyright, trade secret, patent or any other intellectual property right of any third party in either the United States or any other foreign country, and neither the Company nor Seller has any reason to believe that the Company Intellectual Property or the conduct of the Business infringes the rights of other persons or involves the misappropriation or improper use of the information of other persons;
     (D) to the Knowledge of Seller and the Company, no third party is infringing, diluting, disparaging or misappropriating the Company Intellectual Property, or is contributing to or inducing the infringement thereof; and

     (E) the Company Intellectual Property listed on Schedule 4.2(n) includes, but is not hereby limited to, all rights necessary for conducting the Business.
               (v) All use of third-party software residing on electronic equipment in the possession or control of the Company is lawfully licensed from the copyright holders thereof, and is being used in full compliance with such licenses. All such third-party software licenses are listed on Schedule 4.2(n). The consummation of the transactions contemplated hereby will not conflict with, alter, forfeit, terminate or impair any rights included in any such third party licenses to such third-party software. None of the software, computer programs, or other Company Intellectual Property created, developed or written by or for Company contains open source code subject to an open source license from a third party.
          (o) Compliance with Laws. The Company is and has been for the past five years in compliance with all Laws applicable to the Company or the Business, including those relating to occupational health and safety. Neither the Company nor Seller has received any communication during the past two years from a Governmental Authority or other person that alleges that the Company is not in compliance in any respect with, or may be subject to liability under, any Laws.
          (p) Litigation. No Legal Proceedings are pending or threatened against the Company or any of its respective predecessors, properties, assets, operations or businesses. The Company is not a party or subject to or in default under any Order of any Court or Governmental Authority applicable to it or any of its predecessors, properties, assets, operations or business. There are no Legal Proceedings by the Company pending against any other person. There is no pending or, to the Knowledge of Seller and the Company, threatened, investigation of or affecting the Company by any Governmental Authority and neither the Company nor Seller has received notice from any Governmental Authority that any such investigation is contemplated.
          (q) Permits. Schedule 4.2(q) sets forth a true and complete list of all Permits issued or granted to the Company by Governmental Authorities, which constitute all Permits necessary or desirable for the conduct of the Business. Except as set forth in Schedule 4.2(q), all such Permits are validly held by the Company, the Company has complied with all terms and conditions thereof and is not in default thereunder and the same will not be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. All such Permits which are held in the name of Seller or any member, employee, officer, director, stockholder, agent or otherwise on behalf of the Company shall be deemed included under this warranty.
          (r) Employees. Schedule 4.2(r)(i) lists all employees, contract employees and leased employees of the Company, the rates of pay for each and all commission, bonus or other compensation or expense reimbursement or allowance arrangements between the Company and any of such employees or the person from whom such employees are leased. None of such employees has notified Seller or the Company of his or her intent to terminate such employment and Seller has no Knowledge of any employee’s intent or desire to terminate such employment. Schedule 4.2(r)(i) lists each employee leasing, management or employment Contract or Contract for personal services and a description of any understanding or commitment between the

Company and any officer, consultant, director, employee or independent contractor. A true and complete copy of such Contracts and a description of such understandings and commitments has been delivered to Parent. Neither the Company nor Seller has made any commitment, statement or communication of any kind regarding whether, or the terms and conditions upon which, any such person or employee may be employed following the Closing. Except as set forth on Schedule 4.2(r)(ii), the Company currently does not, and has not within the past three years, engaged any independent contractors, subcontractors, consultants or contract employees, whether U.S. or foreign.
          (s) Labor Matters and Employment Disputes. (i) There is no, and during the past two years there has not been any, labor strike, dispute, work stoppage or lockout pending, or, to the Knowledge of Seller and the Company, threatened, against the Company, (ii) to the Knowledge of Seller and the Company, no union organizational campaign is in progress with respect to the employees of the Company and no question concerning representation exists respecting such employees, (iii) the Company is not engaged in any unfair labor practice, (iv) there is no unfair labor practice charge or complaint against the Company pending, or, to the Knowledge of Seller and the Company, threatened, before the National Labor Relations Board, (v) there are no pending, or, to the Knowledge of Seller and the Company, threatened, union grievances against the Company as to which there is a reasonable possibility of adverse determination and that, if so determined, individually or in the aggregate, would have a Material Adverse Effect, (vi) there are no pending, or, to the Knowledge of Seller and the Company, threatened, charges against the Company or any current or former employee of the Company before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices and (vii) neither the Company nor Seller has received written notice during the past two years of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of the Company and, to the Knowledge of Seller and the Company, no such investigation is in progress.
          (t) Benefit Plans.
               (i) Schedule 4.2(t)(i) sets forth a list of each Company Employee Benefit Plan. No Controlled Entity Employee Benefit Plans exist nor have such plans existed in the past six years.
               (ii) The following documents have been provided to Parent: (A) true, correct, and complete copies of each Company Employee Benefit Plan and related trusts, if applicable, including all amendments thereto, and all associated contracts (including insurance contracts, HMO agreements, record keeping contracts, trustee contracts, and third party administrator contracts); (B) the most recently filed Form 5500 (and any associated financial statements, schedules and actuarial reports) and the summary plan description for each Company Employee Benefit Plan required to file such report or description; (C) the most recent favorable determination letter from the IRS with respect to each Company Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code (“Qualified Employee Benefit Plan”), and (D) a copy of a favorable IRS determination letter, or filing to obtain such letter, for each Qualified Employee Benefit Plan with respect to amendments required by the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of

1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Renewal Relief Act of 2000 (collectively “GUST”) or evidence that such Qualified Employee Benefit Plan is, as of the Closing Date, within the remedial amendment period for such GUST amendments and such filing.
               (iii) No Company Employee Benefit Plan is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or is or was a multiemployer plan within the meaning of Section 3(37) of ERISA. No trust finding a Company Employee Benefit Plan was or is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.
               (iv) With respect to the Company Employee Benefit Plans:
     (A) All obligations, whether arising by operation of Law or by Contract, required to be performed with respect to the Company Employee Benefit Plans have been timely performed, and there have been no material defaults, omissions, or violations by any party with respect to the Company Employee Benefit Plans, and each Company Employee Benefit Plan has been maintained and administered in compliance with its governing documents and all applicable Law (including all qualification requirement Laws and ERISA, where applicable) in all material respects.
     (B) All reports and disclosures relating to the Company Employee Benefit Plans required to be filed with or furnished to Governmental Authorities, Company Employee Benefit Plan participants or beneficiaries have been filed or furnished in accordance with applicable Law in a timely manner.
     (C) Each Qualified Employee Benefit Plan (1) satisfies in form the qualification requirements of Section 401(a) of the Code except to the extent amendments are not required by Law to be made until a date after the Closing Date, (2) has received a favorable determination letter from the IRS regarding such qualified status, (3) has not, since receipt of the most recent favorable determination letter, been amended in a manner that would adversely affect such qualified status, and (4) has not been operated in a manner that would adversely affect such qualified status.
     (D) There are no actions, suits, or claims pending (other than routine claims for benefits) or, to the Knowledge of Seller and the Company, threatened against, or with respect to, any Company Employee Benefit Plan or associated assets.
     (E) All contributions required to be made to each Company Employee Benefit Plan pursuant to its terms, the Code, or any other applicable Law have been either timely made or properly accrued.

     (F) No act, omission or transaction has occurred that would result, directly or indirectly, through its or his own liability, indemnification, or otherwise, in imposition on the Company or any fiduciary of any Company Employee Benefit Plan of (1) breach of fiduciary duty liability damages under Section 409 of ERISA, (2) any liability under Section 502 of ERISA, or (3) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code.
     (G) There is no matter pending (other than routine qualification determination filings) with respect to any Company Employee Benefit Plan before the IRS, the Department of Labor, the PBGC, or other Governmental Authority.
     (H) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will (1) require Seller or the Company to make a larger contribution to, or pay greater benefits or provide other rights under, any Company Employee Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, (2) create or give rise to any additional vested rights or service credits under any Company Employee Benefit Plan or (3) conflict with the terms of any Company Employee Benefit Plan.
     (I) Each Company Employee Benefit Plan, may be unilaterally amended or terminated in its entirety without liability except as to benefits vested and accrued thereunder prior to such amendment or termination. No Company Employee Benefit Plan provides retiree medical or retiree life insurance benefits to any individual, and the Company is not contractually or otherwise obligated (whether or not in writing) to provide any individual with life insurance or medical benefits upon retirement or termination of employment, other than as required by Law.
     (J) No Company Employee Benefit Plan grants or purports to grant any option, warrant or right entitling the holder thereof to purchase or otherwise acquire any shares of stock of the Company or any other person, and no such option, warrant, or right is outstanding as of the Closing Date.
     (K) Neither the Company nor Seller has announced, proposed, or agreed to any changes to any Company Employee Benefit Plan that would cause an increase in benefits (or the creation of new benefits) under any such Company Employee Benefit Plan, which would result in an increase in the cost of maintaining such Company Employee Benefit Plan.
               (v) In connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement: (A) no payments of money or other property, acceleration of benefits or provisions of other rights have or will be made hereunder, under any agreement contemplated herein or under the Company Employee Benefit Plans that would result, individually or in the aggregate, in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered and (B) neither the Company nor Seller is a party to any agreement, nor has any of the foregoing parties established any policy or practice, requiring any payment or any other form of compensation or benefit to any person performing services for the Company upon termination of such services that would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.
          (u) Insurance. Schedule 4.2(u) sets forth a true and complete list of all insurance policies of any kind or nature covering the Company or relating to the Business, including policies of life, fire, theft, employee fidelity, worker’s compensation, professional liability, property and other casualty and liability insurance, and indicates the type of coverage, name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage. No claims are currently pending claims under such policies, and no claims have been asserted under such policies or similar policies within the last three years. The premiums for the insurance policies listed in Schedule 4.2(u) have been fully paid through the period of time indicated on such schedule. The insurance afforded under such policies or certificates is comparable to that maintained by other persons engaged in activities similar to the Business, and is in full force and effect and will remain so through the Closing. True and complete copies of each such policy have been delivered to Parent. None of such insurance policies are subject to retroactive premium adjustment in respect of prior periods.
          (v) Transactions with Affiliates. Neither Seller nor any of his Affiliates (other than the Company):
               (i) owns, directly or indirectly, any interest or investment in any entity which is a competitor, lessor, lessee, customer or supplier of the Company, except as set forth on Schedule 4.2(v)(i);
               (ii) has any cause of action or other claim against or owes any amount to, or is owed any amount by, the Company;
               (iii) has any interest in or owns any assets, properties or rights used in the conduct of the Business;
               (iv) is a party to any Contract or other commitment to which the Company is a party or which otherwise benefits the Business; or
               (v) has received from or furnished to the Business any goods or services during the last five years.
          (w) Environmental Matters.
               (i) The Company and its properties, assets and operations are, and at all times in the past have been, in compliance with all applicable Environmental Laws;

               (ii) There are and have been no Releases, conditions or events on any properties owned, operated, or otherwise used by the Company or at any offsite location that requires notice, further investigation or response action by the Company under applicable Environmental Law or that may have been impacted by present or past operations of the Company;
               (iii) The Company and its properties, assets and operations are not subject to any existing, pending or, to the Knowledge of Seller and the Company, threatened Claim, investigation, inquiry or proceeding under any Environmental Law;
               (iv) To the Knowledge of Seller and the Company, there is no basis for any Claim against the Company arising under or relating to any matter regulated pursuant to Environmental Law;
               (v) All Environmental Permits required to be obtained or filed by or complied with by the Company under any Environmental Law in connection with its operations, assets and properties, including those relating to Hazardous Materials, have been duly obtained or filed and are in full force and effect, and the Company is in compliance with the terms and conditions of all such Environmental Permits;
               (vi) There has been no exposure of any person to any potentially harmful quantities of Hazardous Materials in connection with the properties, assets or operations of the Company;
               (vii) The Company has not treated, stored, or disposed of or arranged for the treatment, storage, or disposal of any wastes or Hazardous Materials at any facility which has been listed on the Comprehensive Environmental Response, Compensation, and Liability Information System list or on any similar federal, state, or local list of potentially contaminated sites. No entities, facilities or sites have been utilized by the Company for the treatment, storage, or disposal of any wastes or Hazardous Materials; and
               (viii) The Company has truthfully and fully provided to Parent all reports relating to the environmental condition of the properties and operations of the Company (which reports are collectively referred to as “Environmental Reports”) and any and all information in its or Seller’s possession or control, including such information as is contained in the files and records of the Company, relating to (A) any alleged non-compliance with Environmental Laws or Environmental Permits, (B) the presence of any underground storage tanks on any property owned, occupied, or operated by the Company, (C) any proposed change in Environmental Laws or Environmental Permits that could have a Material Adverse Effect, or (D) any alleged Release or threatened Release relating to the Company or its properties or arising from its operations.
          (x) Warranty and Professional Liability Claims.
               (i) There is not pending or, to Seller’s or the Company’s Knowledge, threatened, any warranty Claim or other Claim relating to any alleged defective or negligent provision of services by the Company (or its employees) in connection with the Business. Neither the Company nor the Seller has extended to any of the Company’s customers any written product or service warranties, indemnifications or guarantees, other than in the ordinary course of business consistent with past practice.
               (ii) Since January 1, 2004, the Company has not had any had any warranty Claims or other Claims relating to any alleged defective or negligent provision of services by the Company (or its employees) in connection with the Business.
          (y) Transaction Information. None of the documents or information, taken as a whole, delivered to Parent in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. There is no fact or circumstance known to Seller that has not been disclosed to Parent which, individually or in the aggregate, would reasonably be expected to be material to Parent’s decision respecting the acquisition of the Company.
ARTICLE V
REPRESENTATIONS AND WARRANTIES AS TO PARENT
     Parent hereby represents and warrants to Seller and the Company as follows:
     Section 5.1 Existence. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
     Section 5.2 Power and Authority; Authorization; Enforceability. Parent has all corporate power and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to be executed and delivered by it and to consummate the transactions contemplated hereby and thereby. This Agreement, each of the other Transaction Documents and each of the other instruments, certificates and documents executed and delivered or to be executed and delivered by Parent in connection with this Agreement have, except as set forth on Schedule 5.2, been duly authorized by all necessary corporate action and duly executed and delivered or will be duly authorized by all necessary corporate action and duly executed and delivered thereby and constitute or will, upon the execution and delivery thereof, constitute valid and binding obligations of Parent, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
     Section 5.3 No Conflicts; Consents. The execution, delivery and performance by Parent of this Agreement and the other Transaction Documents do not, and the consummation by Parent of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, any provision of (i) the Organizational Documents of Parent, (ii) except as set forth on Schedule 5.3, any Material Contract to which Parent is a party or by which any of its properties or assets are bound or (iii) any Permit, Order, or Law applicable to Parent or their respective properties or assets other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not have a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby. No Permit of, or registration, declaration or filing with, any Governmental Authority or any other person is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.
     Section 5.4 Capital Stock of Parent. The authorized Capital Stock of Parent as of August 1, 2007 was (i) 200,000,000 shares of Common Stock of which 25,765,001 shares were issued and outstanding (ii) 50,000,000 shares of preferred stock, par value $0.01 per share, none of which were outstanding and (iii) options to purchase 807,660 shares of Parent Common Stock, which options are issued and outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. None of the shares of Parent Common Stock have been issued in violation of, and none of the shares are subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of applicable Law, Parent’s Organizational Documents or any material contract, agreement or instrument to which Parent is subject, bound or a party. The Parent Common Stock making up the Merger Consideration, when issued and delivered to Seller pursuant hereto, will be duly authorized, validly issued, fully paid and non-assessable.
     Section 5.5 SEC Documents. Parent has filed all required quarterly and annual reports with the United States Securities and Exchange Commission (the “SEC”) since April 19, 2007 (together with the Prospectus dated April 19, 2007 and filed with the SEC on April 20, 2007, the “SEC Documents”). As of their respective dates, the SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be. The financial statements of Parent included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).
     Section 5.6 Securities Act. The Membership Interest of the Company acquired by Parent pursuant to the Merger is being acquired for investment only and not with a view to any public distribution thereof, and Parent shall not offer to sell or otherwise dispose of the Membership Interest of the Company so acquired by it in violation of any of the registration requirements of the Securities Act.
     Section 5.7 Litigation; Orders. There are no Orders or Legal Proceedings, whether completed, pending or, to the Knowledge of Parent’s senior executive officers, threatened, that question the validity of this Agreement or any action taken or to be taken by Parent in connection with, or which seek to enjoin or to obtain monetary damages in respect of, this Agreement or the consummation by Parent of the transactions contemplated hereby or which otherwise threaten Parent’s ability to consummate the transactions contemplated hereby.

ARTICLE VI
COVENANTS OF SELLER
     Seller covenants and agrees as follows:
     Section 6.1 Access. Prior to the Closing, the Company shall (and Seller shall cause the Company to) (a) permit Parent and Parent’s directors, officers, employees, agents, legal, financial, accounting or other advisors, or other representatives (“Representatives”), upon reasonable prior notice to Seller, reasonable access during normal business hours to all of the Company’s properties, books, Contracts, commitments, files and other records (collectively, “Records”), including without limitation Tax Returns, declarations of estimated Tax, Tax reports, accounting work papers and the like, (b) provide Parent and Parent’s Representatives access to the Company’s employees and personnel and (c) furnish promptly to Parent all information concerning the Company and the Business as Parent may reasonably request; provided, however, that no investigation pursuant to this Section 6.1 or otherwise and no information discoverable in connection therewith shall limit the effect of any representations or warranties contained in this Agreement.
     Section 6.2 Ordinary Conduct. Except as otherwise expressly permitted by the terms of this Agreement, from the date hereof to the Closing, the Company shall conduct the Business (and Seller shall cause the Company to conduct the Business) in the ordinary course in substantially the same manner as presently conducted and shall make all reasonable efforts consistent with past practices to preserve his and the Company’s relationships with customers, suppliers, dealers and others with whom they deal. Seller shall not, and shall cause the Company not to, take any action that would, or that reasonably could be expected to (i) result in any of the conditions set forth in Article X not being satisfied or (ii) result in any of the representations or warranties of Seller or the Company becoming untrue. In addition, except as otherwise expressly permitted by the terms of this Agreement, the Company shall not, and Seller shall not cause or permit the Company to, do any of the following without the express prior written consent of Parent:
          (a) amend its Organizational Documents;
          (b) declare or pay any dividend or make any other distribution to Seller whether or not upon or in respect of the Membership Interests of the Company;
          (c) redeem or otherwise acquire the Membership Interests of the Company or Capital Stock or issue same or any option, warrant or right relating thereto or any securities convertible into or exchangeable therefor;
          (d) adopt or amend any collective bargaining agreement;
          (e) establish, adopt, or enter into any Employee Benefit Plan or any similar agreement or amend or take any other actions, including acceleration of vesting and waiver of performance criteria, with respect to any Employee Benefit Plan or any similar agreement;
          (f) increase the compensation payable or to become payable to any manager, officer or employee of the Company;

          (g) hire or fire any employees, consultants or other personnel;
          (h) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee of the Company, either individually or as part of a class of similarly situated persons;
          (i) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness;
          (j) deviate from the Company’s historical practices with respect to the incurrence and payment of payables or accrual and collection of receivables or otherwise pay or satisfy any liabilities, obligations or indebtedness other than in the ordinary course of business consistent with past practice;
          (k) permit, allow or suffer any of its assets to become subjected to any Lien;
          (l) cancel any indebtedness (individually or in the aggregate) or waive any Claims;
          (m) pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any Contract or arrangement with, Seller or any of his Affiliates;
          (n) make any change in any method of accounting or accounting practice or policy other than those required by GAAP;
          (o) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any person or division thereof or otherwise acquire any assets which are material, individually or in the aggregate, to the Company;
          (p) sell, lease or otherwise dispose of any assets of the Company, except in the ordinary course of business consistent with past practice;
          (q) enter into any lease of real property;
          (r) initiate any proceeding before any Governmental Authority;
          (s) make, revoke or amend any material Tax election, change any material method of Tax accounting or material Tax procedure or practice, or settle or compromise any material claim relating to Taxes;
          (t) enter into any Contract that would constitute a Material Contract or amend, terminate, alter or waive performance under any Material Contract; or
          (u) agree, whether in writing or otherwise, to do any of the foregoing.
     Section 6.3 Company Confidential Information. Seller hereby acknowledges that certain proprietary or confidential information that relates to or affects the Company or the Company’s business, including but not limited to the trade secrets, know-how, and confidential information set forth on Schedule 4.2(n), (such proprietary or confidential information being hereinafter referred to as the “Company Confidential Information”) has been or is being disclosed to it, and that the Company and Parent would be irreparably damaged if any Company Confidential Information were disclosed to or used by any person in a manner prohibited by this Section 6.3. Seller agrees that he will use, will, until the Closing has occurred, cause the Company to use, and will cause his and the Company’s Representatives to use, the Company Confidential Information solely for purposes of conducting the Business and performing Seller’s obligations hereunder, and will not otherwise disclose, will not, pending the Closing, permit the Company to disclose, and will prevent his and the Company’s Representatives from disclosing, any Company Confidential Information except with the express written consent of Parent or unless compelled to do so by judicial or administrative process or, in the opinion of counsel, by the requirements of applicable Law. The term Company Confidential Information shall not include any information that (a) is already in the public domain or (b) becomes generally known to the public other than through a breach by a third person owing a duty to the Company or Parent of which Seller has knowledge.
     Section 6.4 Assignment of Confidentiality Agreements. On the Closing Date, Seller shall assign to Parent its rights under all confidentiality agreements entered into by Seller with any person in connection with the proposed sale of the Company (or the assets of the Company) to the extent such rights relate to the Company. Such confidentiality agreements are listed on Schedule 6.4 and copies of such confidentiality agreements shall be provided to Parent at the Closing.
     Section 6.5 Exclusive Dealing. From the date hereof to the Closing, Seller shall, and shall cause the Company and each of their respective Representatives to, immediately cease any action that may be ongoing with respect to a Competing Transaction. “Competing Transaction” means any of the following involving the Company or its Affiliates (other than the transactions contemplated hereby): (i) any merger, consolidation, stock exchange, stock sale, business combination, or other similar transaction, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of the Company or any Affiliate thereof or issuance of Capital Stock of the Company or any Affiliate thereof, (iii) any tender offer or exchange offer for outstanding Capital Stock of the Company or any Affiliate thereof or (iv) any agreement or public announcement of a proposal, plan or intention to do any of the foregoing. Seller shall not, and shall cause the Company and their respective Representatives not to (i) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Competing Transaction, (ii) enter into discussions or furnish any information or negotiate with any person or otherwise cooperate in any way in furtherance of such inquiries or to obtain a Competing Transaction or, agree to or endorse any Competing Transaction or (iii) authorize any persons to take any such action. Seller immediately shall (A) notify Parent in writing of any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Competing Transaction and (B) provide Parent with copies of any written correspondence or a detailed description of any unwritten inquiries relating to same.

     Section 6.6 Employment Agreement; Liquidated Damages.
          (a) Employment Agreement. As a material inducement to Parent and Merger Sub entering into this Agreement and performing their obligations hereunder, Seller is entering into and agrees to comply with the provisions of the Employment Agreement.
          (b) Liquidated Damages. Parent and Seller agree and acknowledge that Parent and the Surviving Company will suffer irreparable injury in the event that Seller terminates his employment under the Employment Agreement other than for Good Reason (as defined therein) or is terminated by Parent for Cause (as defined therein). Parent and Seller further agree and acknowledge that such injury will be difficult to calculate with certainty at the time of such termination and difficult to predict, given the length of the term of the Employment Agreement and the importance of Seller’s role with Parent and the Surviving Corporation. Accordingly, Parent and Seller have agreed that, in the event that Seller terminates his employment under the Employment Agreement other than for Good Reason (as defined therein) or is terminated by Parent for Cause (as defined therein), Seller will pay to Parent, as liquidated damages, the following amounts no later than 10 days following such termination:
               (i) if such termination occurs on or prior to the first anniversary of the Closing Date, $7,000,000; provided, however, that Seller may elect to transfer, assign and deliver 513,435 shares of Parent Common Stock (subject to adjustment as provided below) to Parent in lieu of making such payment and, upon such transfer, assignment and delivery, all of Seller’s rights, title and interest in such shares shall terminate;
               (ii) if such termination occurs after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, the sum of $6,000,000; provided, however, that Seller may elect to transfer, assign and deliver 385,076 shares of Parent Common Stock (subject to adjustment as provided below) to Parent in lieu of making such payment and, upon such transfer, assignment and delivery, all of Seller’s rights, title and interest in such shares shall terminate; and
               (iii) if such termination occurs after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, the sum of $5,000,000; provided, however, that Seller may elect to transfer, assign and deliver 256,717 shares of Parent Common Stock (subject to adjustment as provided below) to Parent in lieu of making such payment and, upon such transfer, assignment and delivery, all of Seller’s rights, title and interest in such shares shall terminate.
Notwithstanding the foregoing, if, between the date of this Agreement and the third anniversary of the Closing, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the number of shares of Parent Common Stock that Seller must transfer, assign and deliver to Parent if he elects to transfer, assign and deliver shares of Parent Common Stock in lieu of payment as provided under clause (i), (ii) or (iii) above shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

Parent and Seller agree that the termination of Seller’s employment under Section 2.2(i), Section 2.2(ii) or Section 2.2(iv) the Employment Agreement shall not constitute termination for Cause and no liquidated damages under this Section 6.6 shall be payable in respect of such termination.
Parent and Seller agree that the above amounts constitute a reasonable approximation, as of the date hereof, of Parent’s actual harm or loss as a result of the loss of Seller’s employment (given the subject matter of the Employment Agreement and the situation of the parties), are not intended to operate as a penalty, have been negotiated by the parties in good faith and constitute Parent’s sole and exclusive remedy against Seller for such a termination. Parent and Seller further agree, however, that the liquidated damages set forth in this Section 6.6(b) represent liquidated damages only with respect to such a termination and do not govern or limit the rights and remedies of Parent, the Surviving Company or any other member of the Company Group (as defined in the Employment Agreement) under any other provision of the Employment Agreement (including without limitation Article 4 or Article 5 thereof), or the rights and remedies of Parent or any Indemnified Party under this Agreement, the Escrow Agreement or any other agreement to which Seller is a party.
PARENT AND SELLER HEREBY STIPULATE THAT THE LIQUIDATED DAMAGES SET FORTH IN THIS SECTION 6.6(b) ARE REASONABLE IN LIGHT OF THE ANTICIPATED HARM AND THE DIFFICULTY OF ESTIMATION OR CALCULATION OF ACTUAL DAMAGES AND EACH PARTY HEREBY WAIVES THE RIGHT TO CONTEST SUCH DAMAGES AS AN UNREASONABLE PENALTY.
     Section 6.7 Maintenance of Employees. Seller agrees to use his commercially reasonable best efforts to ensure that none of the Key Employees voluntarily terminates their employment with the Company following the Closing.
     Section 6.8 Certain Licenses and Permits. Seller covenants that all Permits which are held in the name of any employee, officer, manager, member, agent or otherwise on behalf of the Company or are used in the Business shall be duly and validly transferred to the Company without consideration prior to the Closing and that the warranties, representations, covenants and conditions contained in this Agreement shall apply to the same as if held by the Company as of the date hereof.
     Section 6.9 Records. On the Closing Date, Seller shall deliver or cause to be delivered to Parent all Records, if any, in the possession of Seller relating to the business and operations of the Company to the extent not then in the possession of such Company, except that Seller may retain copies of their personal Records prepared in connection with the sale of the Membership Interests of the Company.
     Section 6.10 Seller Disclosure Schedules, Updated Disclosures; Breaches. Prior to the execution and delivery hereof, Seller shall deliver to Parent schedules that modify, qualify or contain the information called for by Sections 4.1 and 4.2 hereof (the “Seller Disclosure Schedules”). The Seller Disclosure Schedules shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in Sections 4.1 and 4.2, and the disclosures in any paragraph of the Seller Disclosure Schedules shall qualify only the corresponding paragraph of Sections 4.1 and 4.2. Notwithstanding Seller’s delivery of the Seller Disclosure Schedules,

Parent’s rights set forth in Section 10.3 hereof shall continue until the Closing Date with respect to matters disclosed pursuant to such Seller Disclosure Schedule. The Seller Disclosure Schedules shall constitute an integral part of this Agreement and, subject to the second sentence of this Section, shall modify or otherwise affect the respective representations, warranties, covenants or agreements of the parties hereto contained herein only to the extent that such representations, warranties, covenants or agreements expressly refer to the Seller Disclosure Schedules.
     From and after the date of this Agreement until the Closing Date, Seller promptly shall notify Parent in writing of (a) any representation or warranty made by Seller or the Company in connection with this Agreement becoming untrue or inaccurate in any material respect, (b) the occurrence or non-occurrence of any event the occurrence or non-occurrence, of which would be likely to cause any condition to the obligations of any party hereunder or under any other Transaction Document not to be satisfied or (c) the failure of Seller or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the rights and remedies available hereunder to the party receiving such notice, except with respect to any breach which Parent shall have expressly waived in writing on or prior to the Closing Date.
     Section 6.11 Assignment of Company Intellectual Property. Each Seller agrees that sole and exclusive ownership in all Company Intellectual Property, insofar as Seller’s entire interest is concerned, has vested and shall vest automatically in the Company from the moment of conception, identification, discovery or creation thereof. In order to fully perfect the Company’s exclusive ownership in such Company Intellectual Property, Seller shall, on or prior to the Closing, assign all of his right, title and interest in such Company Intellectual Property to the Company and/or cause all such right, title and interest in the Company Intellectual Property to be assigned to the Company. Following the Closing, Seller shall at all times assist Parent and the Company, at the Company’s expense, in making, executing and delivering all application papers, assignments or instruments, and shall perform or cause to be performed such other lawful acts, as Parent may deem necessary or desirable (a) to evidence the Company’s full and exclusive title as set forth in this Section 6.11, and (b) to file for, prosecute, maintain, defend and enforce patents and other statutory rights and registrations on such Company Intellectual Property throughout the world. Seller agrees that all copyrightable works included in Company Intellectual Property shall be deemed to be “works made for hire.” Seller shall not henceforth challenge, oppose or otherwise contest the validity or good standing of any item of Company Intellectual Property or the ownership thereof by the Company. In the case of patents or patent applications included in Company Intellectual Property, Seller shall not (a) oppose or seek re-examination of such patents or patent applications, or (b) file prior art against such patents or patent applications under the provisions Chapters 30 and 31 of Title 35, United States Code, or under analogous laws in other jurisdictions.
     Section 6.12 Closing Date Debt. At or prior to the Closing, the Company shall pay and discharge all debts, liabilities and obligations of the Company (other than trade payables less than 30 days old) and shall cause all Liens on any of the Company’s assets to be released and discharged.
     Section 6.13 Publicity. Seller agrees that, from the date hereof through the Closing Date, Seller will not, and will not permit the Company to, make a public release or announcement concerning the transactions contemplated hereby without the prior consent of Parent.
     Section 6.14 Further Actions. From time to time, as and when requested by any party hereto, Seller and the Company shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.
ARTICLE VII
COVENANTS OF BUYER
     Parent covenants and agrees as follows:
     Section 7.1 Confidentiality. Parent acknowledges that, in connection with the transactions contemplated by this Agreement, it has received certain proprietary or confidential information that relates to or affects (a) Seller and his Affiliates (other than the Company) and/or (b) the Company other than any such information that (i) is already in the public domain, (ii) was known by Parent prior to disclosure in connection with the transactions contemplated by this Agreement or (iii) becomes generally known to Parent or available to the public other than through a breach by a third person owing a duty to Seller which breach is known by Parent (such proprietary or confidential information being hereinafter referred to as the “Confidential Information”), and that the Company, Seller and their respective Affiliates would be irreparably damaged if any Confidential Information were disclosed to or used by any person in a manner prohibited by this Section 7.1. Parent agrees that prior to Closing it will use, and will use its commercially reasonable best efforts to cause its Representatives to use, the Confidential Information for purposes of negotiating, preparing, executing and performing this Agreement and for no other purpose, and prior to Closing, Parent will not otherwise disclose and will use its commercially reasonable best efforts to prevent its Representatives from disclosing, any Confidential Information, except with the express written consent of Seller or unless compelled to do so by judicial or administrative process or, in the opinion of counsel, by the requirements of applicable Law. The provisions of this Section 7.1 shall survive the termination of this Agreement but shall not survive the Closing. In the event of termination of this Agreement, Parent will, upon written request of Seller, return or cause to be returned to Seller and the Company all Confidential Information and all other documents and materials obtained from, or on behalf of, Seller or the Company in connection with the transactions contemplated hereby and will destroy any written embodiments of, or other work product that includes or refers to, Confidential Information or will hold same subject to this Section 7.1.
     Section 7.2 Notice, Breaches. Parent shall notify Seller of, and furnish Seller any information it may reasonably request with respect to, the occurrence to Parent’s Knowledge of any event or condition or the existence to Parent’s Knowledge of any fact that would cause any of the conditions to Seller’s obligation to consummate the purchase and sale of the Company Shares not to be fulfilled.
     From and after the date of this Agreement until the Closing Date, Parent promptly shall notify Seller in writing of (a) any representation or warranty made by it in connection with this Agreement becoming untrue or inaccurate in any material respect, (b) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any party hereunder or under any other Transaction Document not to be satisfied or (c) the failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.2 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the rights and remedies available hereunder to the party receiving such notice, except with respect to any breach which Seller shall have waived in writing on or prior to the Closing Date.
ARTICLE VIII
MUTUAL COVENANTS
     Section 8.1 Cooperation. Seller, the Company and Parent shall cooperate with each other, and shall cause their Representatives to cooperate with each other after the Closing to ensure the orderly transition of the Company from Seller to Parent and to minimize any disruption to the respective businesses of Seller, Parent or the Company. After the Closing, upon reasonable written notice, Parent and Seller shall furnish or cause to be furnished to each other and their Representatives access, during normal business hours, such information and assistance relating to the Company as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax returns, reports or forms or the defense of any Tax claim or assessment, provided that Seller shall not file any Tax return with respect to the Company without the review and consent of Parent, which consent may be withheld in Parent’s sole discretion.
     Section 8.2 Commercial Efforts. Subject to the terms and conditions of this Agreement, each party shall use all commercially reasonable efforts to cause the Closing to occur as promptly as practical following the date hereof.
     Section 8.3 Transfer Restrictions. Seller may not during the one year period following the Closing, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any of the Parent Common Stock making up the Merger Consideration, (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of such Parent Common Stock, whether any such swap or transaction is to be settled by delivery of such Parent Common Stock or other securities, in cash or otherwise, or (iii) publicly disclose the intention to make any such offer, pledge, sale, contract, grant, or other disposal or transfer as described in clauses (i) and (ii) above, except for (A) a transfer of such Parent Common Stock by will, intestate succession or bona fide gift to a member of Seller’s family or a trust the beneficiaries of which are exclusively Seller’s and/or members of Seller’s family or (B) the conversion or exchange of such Parent Common Stock as part of a transaction in which all or substantially all of the holders of Parent Common Stock convert or exchange, or have the right or option to convert or exchange, such equity securities for shares of stock, other securities, property and/or cash; provided, however, that the restrictions on transfer contained in this Section 8.3 shall continue after such conversion or exchange as provided herein unless Seller shall have received in exchange for or upon conversion of the Parent Common Stock making up the Merger Consideration, securities of another person (collectively, a “Transfer”). Following the one year anniversary of the Closing, Seller may, subject to applicable securities laws, Transfer any and all of the Parent Common Stock making up the Merger Consideration held by Seller (other than the Escrow Shares held in escrow pursuant to the Escrow Agreement).
     Section 8.4 Legend. Each certificate representing the Parent Common Stock making up the Merger Consideration shall bear a legend substantially in the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND ALSO MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER WITHOUT COMPLIANCE WITH THE APPLICABLE SECURITIES AND EXCHANGE COMMISSION RULES AND REGULATIONS.
     Section 8.5 401(k) Plan. At least three days prior to the Closing Date, Parent shall notify the Company to terminate or not to terminate the Company’s 401(k) plan, and if notified to terminate such plan, the Company shall terminate the Company’s 401(k) plan effective no later than the day prior to the Closing Date.
ARTICLE IX
TAX MATTERS
     Section 9.1 Taxable Period Ending on or Before Closing Date. With respect to any Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date with respect to the Company, Seller: (a) shall cause such Tax Return to be prepared; (b) shall cause to be included in such Tax Return all Tax Items required to be included therein; (c) shall be responsible for the timely payment of (and shall indemnify, defend and hold harmless each Indemnified Party from and against) all Taxes due with respect to the periods covered by such Tax Returns; and (d) shall be responsible for the payment of all costs and expenses incurred in the preparation and filing of such Tax Returns. Not later than 45 days prior to the due date of each such Tax Return, Seller shall deliver a copy of such Tax Return to

Parent, along with information (including, without limitation, books, records and Tax workpapers) supporting the Tax Items included on such Tax Return. Parent shall notify Seller of any changes required to be made to such Tax Return. Seller shall cause all such changes to be reflected in such Tax Return and shall deliver such Tax Return to Parent not later than 10 days prior to the due date for filing such Tax Return along with a check for the excess, if any, of the amount of Taxes owed with respect to such Tax Return. Parent shall cause the Company to file such Tax Return with the appropriate Taxing Authority.
     Section 9.2 Taxable Period Beginning on or Before Closing Date and Ending After the Closing Date. With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to the Company, Parent shall cause such Tax Return to be prepared, and shall cause to be included in such Tax Return all Tax Items required to be included therein. Parent shall determine (by an interim closing of the books as of the Closing Date except for ad valorem Taxes which shall be prorated on a daily basis) the Tax which would have been due with respect to the period covered by such Tax Return if such taxable period ended on and included the Closing Date (the “Pre-Closing Tax”). Not later than 30 days prior to the due date of each such Tax Return, Parent shall deliver to Seller a statement (including supporting documentation) of the amount of the Pre-Closing Tax. Not later than five days prior to the due date of such Tax Return, Seller shall pay to Parent the amount of the Pre-Closing Tax. Upon receipt thereof Parent shall cause the Company to file the Tax Return and pay the Taxes shown due on such Tax Return.
     Section 9.3 Franchise Tax. Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to the Company shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.
     Section 9.4 Other State and Local Taxes. Seller shall be responsible for the payment of all state and local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement. Seller will, at his own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees and, if required by applicable law, Parent will, and cause his Affiliates to, join in the execution of any such Tax Returns and other documentation.
     Section 9.5 Cooperation. Parent and Seller shall cooperate fully, and shall cause their respective Affiliates, including the Company, to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article IX and any audit, litigation or other proceeding (each a “Proceeding”) with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller will deliver to Parent all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date. Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Parent or the Company (including, but not limited to, with respect to the transactions contemplated hereby). Parent and Seller further agree, upon request, to provide the other party with all information regarding the Company that either party may be required to report to any Taxing Authority. In addition, Seller shall notify Parent of any adjustments to any Tax Returns proposed by any Governmental Authority and shall obtain Parent’s approval of such proposed adjustment prior to compliance with such adjustment.
     Section 9.6 Interest. Any payment required to be paid by Seller to Parent under this Article IX and not made when due shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) or 6621(c) as applicable of the Code for each day until paid.
     Section 9.7 Reorganization under Section 368(a) of the Code. The parties are entering into this Agreement with the intention that the Merger qualify as a tax-free reorganization for federal income tax purposes, except to the extent of any “boot” received. Each party agrees that it will not take any actions that disqualify the Merger for such treatment.
ARTICLE X
CONDITIONS PRECEDENT TO PARENT’S OBLIGATIONS
     The obligation of Parent to consummate the transactions contemplated hereby on the Closing Date is subject to the receipt of the certificates, documents and instruments referenced in Section 3.3 and to the satisfaction of the following conditions at or prior to the Closing:
     Section 10.1 Accuracy of Representations and Warranties. The representations and warranties of Seller and the Company made in this Agreement and in any other certificate or writing delivered pursuant hereto shall be true and correct as of the date thereof and such representations and warranties (a) if qualified by materiality, shall be true and correct and (b) if not qualified by materiality, shall be true and correct in all material respects, in both cases as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case then as of such earlier date. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing. Seller shall have delivered to Parent a certificate dated the Closing Date and signed by Seller confirming the foregoing, which certificate shall additionally attach evidence, reasonably acceptable to Parent, of the Company’s (i) cash on hand located in the bank accounts identified in Schedule 4.2(h) and (b) accounts receivable balance, in each case as of the most recent available date.
     Section 10.2 Seller Consents. All consents, waivers, approvals and authorizations required to be obtained and all filings or notices required to be made prior to consummation of the transactions contemplated hereby (including those listed on Schedules 4.1(b), 4.2(b), (n) and (q)) shall have been obtained from and made with all required persons.
     Section 10.3 Parent Consents. Each consent, waiver, approval and authorization set forth in Schedule 5.2 and Schedule 5.3 shall have been obtained from the required persons (or such consent, waiver, approval or authorization shall cease to be required as a result of the passage of time).
     Section 10.4 Parent Investigation. Parent’s investigation of the books, records, properties and other assets of the Company shall (a) have been concluded to the satisfaction of Parent and (b) not have established, in the judgment of Parent, that any representation, warranty, covenant or condition of the Company or Seller has been, or reasonably can be foreseen to have been, breached.
     Section 10.5 Recent Events. Since the Balance Sheet Date, there shall not have occurred any event that reasonably could have a Material Adverse Effect (or any development that, insofar as reasonably can be foreseen, could result in any Material Adverse Effect).
     Section 10.6 No Law. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or materially or adversely restricts the consummation of the transactions contemplated hereby or the operation of the Business following Closing.
     Section 10.7 No Order. There shall not be in effect any Order of any Court or Governmental Authority enjoining the consummation of the transactions contemplated hereby or that would adversely affect the operation of the Business following Closing.
ARTICLE XI
CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS
     The obligation of Seller to consummate the transactions contemplated hereby on the Closing Date is subject to the receipt of the documents and instruments referenced in Section 3.2 and to the satisfaction of the following conditions at or prior to the Closing:
     Section 11.1 Accuracy of Representations and Warranties. The representations and warranties of Parent made in this Agreement and in any other certificate or writing delivered pursuant hereto shall be true and correct as of the date thereof and such representations and warranties (a) if qualified by materiality, shall be true and correct and (b) if not qualified by materiality, shall be true and correct in all material respects, in both cases as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case then as of such earlier date. Parent shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Parent by the time of the Closing. Parent shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Parent confirming the foregoing.
     Section 11.2 No Law. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or materially or adversely restricts the consummation of the transactions contemplated hereby.
     Section 11.3 No Order. There shall not be in effect any Order of any Court or Governmental Authority enjoining the consummation of the transactions contemplated hereby.

ARTICLE XII
TERMINATION
     Section 12.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:
          (a) Mutual Consent. By mutual written consent of the Company and Parent;
          (b) Material Breach of Seller or the Company. By Parent, upon written notice of termination of its obligation to consummate the transaction delivered to Seller and the Company, if Parent reasonably has determined that there has been any material breach of any covenant of Seller or the Company or any representation or warranty of Seller or the Company shall have been untrue when made or become untrue, in any such cases such that the conditions set forth in Article X would not be satisfied, stating in particularity the default or defaults upon which the notice is based; provided, however, that Seller and the Company shall, after receipt of such notice, have 15 days in which to cure such breach or cause such breach to be cured and, if so cured, Parent shall, for that reason, have no right to terminate this Agreement;
          (c) Material Breach of Parent. By Seller, upon written notice of termination of its obligation to consummate the transaction delivered to Parent, if Seller reasonably determine that there has been any material breach of any covenant of Parent or Merger Sub or any representation or warranty of Parent shall have been untrue when made or become untrue, in any such cases such that the conditions set forth in Article XI would not be satisfied, stating in particularity the default or defaults upon which the notice is based; provided, however, that Parent shall, after receipt of such notice, have 15 days in which to cure such breach or cause such breach to be cured and, if so cured, Seller shall, for that reason, have no right to terminate this Agreement; or
          (d) Expiration Date. By Seller or Parent upon written notice to the other provided that the party delivering such notice is not in material default of any of its obligations hereunder, if the Closing shall not have occurred on or before November 30, 2007.
     Section 12.2 Investigation. The right of any party hereto to terminate this Agreement pursuant to this Article XII shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto or any of their respective Representatives, whether prior to or after the execution of this Agreement.
     Section 12.3 Effect of Termination. If this Agreement is terminated pursuant to Section 12.1, there shall be no liability on the part of any party hereto to another party hereto on account of such termination, except for any liabilities of such party arising out of any prior breach of this Agreement by such party. The agreements contained in Sections 6.3 and 7.1 and Article XIV shall survive the termination hereof.
ARTICLE XIII
INDEMNIFICATION
     Section 13.1 In General. Subject to the terms and conditions of this Article XIII, Seller (in such capacity, the “Indemnifying Party”) agrees to indemnify, defend and hold harmless

Parent and its directors, officers, equity owners, agents and Representatives (including the Surviving Company) (collectively, in such capacity, the “Indemnified Party”) from and against any and all losses (including diminution of value), liabilities, obligations, damages (whether compensatory, special, exemplary or otherwise), deficiencies and expenses (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses and expenses in investigating, preparing for and participating in any litigation, arbitration or proceeding including all appeals), interest, penalties, amounts paid in settlement, Taxes, fines, judgments or assessments (collectively “Damages”) arising out of or resulting from:
          (a) the inaccuracy or breach of any representation or warranty of Seller or the Company contained herein or in any certificate or document executed and delivered pursuant to this Agreement;
          (b) the nonfulfillment of any covenant or agreement on the part of Seller or the Company under the terms of this Agreement or any other Transaction Document;
          (c) the ownership of the Membership Interests of the Company and the operation of the Business to the extent related to or connected with or arising from facts, circumstances or events occurring prior to the Closing;
          (d) payments of any gift or bonus paid by Seller or the Company to any employee of the Company;
          (e) any Taxes imposed on the Company relating to the time period prior to the Closing; and
          (f) any breach by Seller of the terms of the Employment Agreement; or
          (g) any liquidated damages payable pursuant to Section 6.6(b).
     Section 13.2 Method of Asserting Claims, Etc. All claims for indemnification by an Indemnified Party under Section 13.1 hereof shall be asserted and resolved as follows:
          (a) If any claim or demand for which an Indemnifying Party would be liable for Damages to an Indemnified Party hereunder is overtly asserted against or sought to be collected from such Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall with reasonable promptness (but in no event later than 20 days after the Third Party Claim is so asserted or sought against the Indemnified Party) notify in writing the Indemnifying Party of such Third Party Claim enclosing a copy of all papers served, if any, and specifying the nature of and specific basis for such Third Party Claim and the amount or the estimated amount thereof to the extent then reasonably determinable, which estimate shall not be conclusive of the final amount of such Third Party Claim (the “Claim Notice”). Notwithstanding the foregoing, the failure to send or a delay in sending a Claim Notice as provided above shall not relieve the Indemnifying Party from its obligation to indemnify the Indemnified Party with respect to any such Third Party Claim, except and only to the extent that the Indemnifying Party demonstrates that it has been actually materially prejudiced by such failure or delay. The Indemnified Party shall have the right to assume the defense of and defend all proceedings related to a Third Party Claim under this Article XIII, including the hiring of counsel reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall reimburse the Indemnified Party on a current basis for the costs and expenses incurred in so defending such Third Party Claim in accordance with Section 13.3. The Indemnifying Party may participate in, but not control, any such defense or settlement provided that it does so at its sole cost and expense. The Indemnified Party shall consult with the Indemnifying Party prior to any matter under this Article XIII being settled or otherwise compromised. The Indemnifying Party shall make available to the Indemnified Party or its Representatives all Records and other materials required by the Indemnified Party and in the possession or under the control of the Indemnifying Party, for the use of the Indemnified Party and its Representatives in defending any such Third Party Clam, and shall in other respects give reasonable cooperation in such defense.
          (b) If any Indemnified Party should have a claim against any Indemnifying Party under this Article XIII which does not involve a Third Party Claim, the Indemnified Party shall notify the Indemnifying Party of such claim, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim (the “Indemnity Notice”). The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under this Article XIII, except and only to the extent that the Indemnifying Party demonstrates that it has been actually materially prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party in writing within 15 days from delivery of the Indemnity Notice that the Indemnifying Party disputes such claim, the amount or estimated amount of such claim specified by the Indemnified Party shall be conclusively deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute may, at the option of the Indemnified Party, be resolved in any manner permitted by Law.
     Section 13.3 Satisfaction of Claims from Escrow.
          (a) On the Closing Date, Parent, Seller and the Escrow Agent will enter into the Escrow Agreement pursuant to which Parent shall, at the Closing, deposit with the Escrow Agent the Escrow Shares to secure Seller’s indemnification obligations to Parent under this Article XIII.
          (b) The indemnification obligations of Seller under this Article XIII (including with respect to any Third Party Claims) shall be satisfied first by delivery of Escrow Shares to Parent on behalf of the Indemnified Party entitled to indemnification hereunder; however, Parent’s recourse in respect of such indemnification obligations are not limited to the Escrow Shares and Seller shall promptly pay to Parent the amount of any indemnification claim in excess of the value of the Escrow Shares available for satisfaction thereof.
          (c) Pursuant to the provisions of the Escrow Agreement, if Seller is determined to have an indemnification obligation pursuant to this Article XIII, then the amount due the Indemnified Party hereunder shall be satisfied by the delivery to Parent on behalf of such Indemnified Party pursuant to the Escrow Agreement of Escrow Shares equal in value to the amount of the indemnification obligation to be satisfied, and such obligation shall be deemed paid and satisfied upon receipt by Parent of certificates representing such number of Escrow Shares duly endorsed for transfer to Parent. The per share value of the Escrow Shares for purposes of this Article XIII and the Escrow Agreement shall be the Average Closing Price thereof as of the date such indemnification obligation becomes payable pursuant hereto. In the event that the Parent Common Stock is not listed on NASDAQ, the per share price of an Escrow Share shall be equal to the average of the closing prices for the Parent Common Stock as quoted by the stock exchange or equal to the average of the closing bid and asked prices for a share of Parent Common Stock as reported in the market on which such shares are then traded, or, if not so publicly traded, then equal to the per share fair market value of a share of Parent Common Stock as determined in good faith by the Board of Directors of Parent using a customary valuation method. The value of any Additional Corpus (as such term is defined in the Escrow Agreement) shall be determined by mutual agreement of Seller and Parent.
     Section 13.4 Survival of Representations and Warranties. All representations and warranties in this Agreement or in any certificate or document delivered in connection herewith shall survive the Closing, and the consummation of the transactions contemplated hereby, until the third anniversary of the Closing Date, regardless of any investigation made by the parties hereto and regardless of any knowledge or information acquired or capable of being acquired whether before or after the execution and delivery hereof or the Closing Date, except that the representations and warranties contained in Sections 4.1(a), (b), (c), (d), (e), (f), and (g) and 4.2(a)(i), (b) and (c) shall survive indefinitely, and the representations and warranties contained in Sections 4.2(k), 4.2(t) and 4.2(w) shall survive until 60 days after the expiration of the applicable statute of limitations (the “Survival Periods”). Seller shall not have any liability under this Article XIII unless a written claim for indemnification in accordance with Section 13.2 is given by the Indemnified Party to the Indemnifying Party with respect thereto within the applicable Survival Period.
     Section 13.5 Instructions to Escrow Agent. Seller hereby covenants and agrees that at any time Seller is obligated to indemnify an Indemnified Party for Damages under this Article XIII and such Damages are to be paid out of the Escrow Shares, if requested by Parent, Seller shall execute and deliver to the Escrow Agent written instructions pursuant to the Escrow Agreement to release to such Indemnified Party such portion of the Escrow Shares as is necessary to indemnify such Indemnified Party for such Damages.
     Section 13.6 Tax Related Adjustments. Seller and Parent agree that any payment of Damages made hereunder will be treated by the parties on their Tax Returns, to the extent allowed by Law, as an adjustment to the Purchase Price. If, notwithstanding such treatment by the parties, any payment of Damages is determined to be an adjustment to taxable income rather than an adjustment to the Purchase Price, then the Indemnifying Party shall indemnify the Indemnified Party for any Taxes that would be imposed on the receipt of such payment (including any payments under this Section 13.6), determined at an assumed marginal Tax rate equal to the highest marginal Tax rate then in effect for corporate taxpayers in the relevant jurisdiction.
     Section 13.7 Recovery. In the event Damages suffered by any Indemnified Party are recoverable under more than one provision of this Agreement and even though an Indemnified Party is permitted to rely on each provision of Section 13.1 independently (as contemplated in this Section 13.7), such Indemnified Party shall only be permitted to recover with respect to any particular Damages suffered by it one time as it is the parties’ intent that once any particular Damages have been recovered by a particular Indemnified Party under one provision, such Damages no longer exist with respect to such Indemnified Party and, therefore, recovery by such particular Indemnified Party for such same Damages under another provision would constitute an unintended and prohibited “double” recovery. Notwithstanding the foregoing, an Indemnified Party shall be entitled to seek recovery under such provisions of this Agreement that maximize its recovery.
     Section 13.8 No Waiver as to Certain Claims. The liability of any party under this Article XIII shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (a) fraudulent acts or omissions or misrepresentations or (b) willful misconduct. None of the provisions set forth in this Agreement, including the provisions set forth in Sections 13.4 and 13.11, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other party’s fraudulent acts or omissions or misrepresentations or willful misconduct nor shall any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim, (b) the time period during which any such claim may be brought, or (c) the recourse which any such party may seek against another party with respect to any such claim.
     Section 13.9 Express Negligence. THE INDEMNITIES SET FORTH IN THIS ARTICLE XIII ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING TEXAS’ EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY INDEMNIFIED PARTIES. THE PARTIES HERETO ACKNOWLEDGE THAT THE INDEMNITIES SET FORTH HEREIN MAY RESULT IN THE INDEMNITY OF A PARTY FOR ITS SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF THE INDEMNIFIED PARTY.
     Section 13.10 Waiver and General Release.
          (a) Seller hereby waives, and agrees not to assert, any and all rights Seller may have pursuant to any applicable Law, or otherwise to make a claim against or otherwise demand or receive payment from the Company or any of its subsidiaries arising out of or with respect to, the inaccuracy or breach of any representation or warranty of Seller set forth in this Agreement or the breach by Seller of any covenant or agreement set forth in this Agreement.
          (b) Except for claims arising under this Agreement or any other Transaction Document, Seller does hereby forever release and discharge Parent, the Company, each of their respective Affiliates and their Representatives from any and all claims, demands, causes of action, damages or liabilities of any kind or nature whatsoever which relate to or arise out of any dealings, relationships or transactions, prior to the Closing Date, by and among Seller and the

Company, its Affiliates or any of their Representatives, whether arising under contract, at Law or in equity, against Parent, the Company, any of their respective Affiliates or their Representatives that they ever had, now have or hereafter can, shall or may have, whether or not now known. Each Seller understands and agrees that he is expressly waiving all claims, even those he may not know or suspect to exist, which if known may have materially affected the decision to provide this release, and Seller waives any rights under applicable Law that provide to the contrary.
ARTICLE XIV
MISCELLANEOUS
     Section 14.1 Amendments. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by all parties hereto.
     Section 14.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied, mailed by registered or certified mail (return receipt requested), or sent by Federal Express or other recognized overnight courier guaranteeing next business day delivery, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          if to Parent, Merger Sub or the Surviving Company, addressed to:
Superior Offshore International, Inc.
717 Texas Avenue
Suite 3150
Houston, Texas 77002
Attention: General Counsel
Facsimile: (713) 910-1881
E-mail: josh.koch@superioroffshore.com
with a copy (which copy shall not constitute notice) to:
Bracewell & Giuliani LLP
711 Louisiana St.
Suite 2300
Houston, Texas 77002
Attention: William S. Anderson
Facsimile: (713) 437-5370
E-mail: will.anderson@bgllp.com
          if to Seller or, prior to the Closing, the Company, addressed to:
Ocean Flow International, L.L.C.
2100 W. Loop S.
Suite 500
Houston, Texas 77027
Attention: Karl Winter

Facsimile: (713) 328-6799
     Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice or change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied during the recipient’s normal business hours and if a telecopy confirmation is received, three business days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one business day after the date of sending, if sent by Federal Express or other recognized overnight courier. A copy (which copy shall not constitute notice) of any notice or other communication hereunder to the Parent, Merger Sub or the Surviving Company shall also be sent to the e-mail address specified above.
     Section 14.3 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Parent or Seller without the prior written consent of the other parties hereto; provided, however, that Parent may assign its right to receive Membership Interests of the Surviving Company in the Merger to an Affiliate of Parent without the prior written consent of Seller. Any attempted assignment in violation of this Section 14.3 shall be void ab initio.
     Section 14.4 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.
     Section 14.5 Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.
     Section 14.6 Governing Law. This Agreement, its construction and any disputes arising out of, connected with or related to it shall be governed by the Laws of the State of Texas, without regard to the conflicts of law principles of such state.
     Section 14.7 Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses and, in the case of Seller, not by the Company.
     Section 14.8 Attorneys Fees. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

     Section 14.9 Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as provided in Article XIII, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.
     Section 14.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.
     Section 14.11 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE PARTIES HERETO AND THEIR AFFILIATES SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF TEXAS OR IN THE UNITED STATES DISTRICT COURT LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS. THE PARTIES HERETO AND THEIR AFFILIATES HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND, IF OTHERWISE APPROPRIATE UNDER THE RELEVANT STATUTES, OF THE UNITED STATES DISTRICT COURT LOCATED IN HARRIS COUNTY, TEXAS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE PARTIES HERETO AND THEIR AFFILIATES FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS ON THE PARTIES HERETO AND THEIR AFFILIATES BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF TEXAS. THE PARTIES HERETO AND THEIR AFFILIATES HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT A PARTY HERETO OR ONE OF ITS AFFILIATES HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PERSON HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.
     Section 14.12 Time. Time is of the essence in the performance of this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

PARENT: SUPERIOR OFFSHORE INTERNATIONAL, INC.
By:	/s/ James J. Mermis
	Name:	James J. Mermis
	Title:	Chief Executive Officer and President

MERGER SUB: OFI ACQUISITION LLC
By:	/s/ James J. Mermis
	Name:	James J. Mermis
	Title:	Chief Executive Officer and President

THE COMPANY: OCEAN FLOW INTERNATIONAL, L.L.C.
By:	/s/ Karl Winter
	Name:	Karl Winter
	Title:	President

SELLER:
/s/ Karl Winter
Karl Winter

[Signature Page to Agreement and Plan of Merger]